As filed with the Securities and Exchange Commission on July 3, 1996 Registration No. ___-____


SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________
JJFN SERVICES, INC.
(Exact name of Registrant as specified in its charter)


Delaware        6150    11-3289981

(State or other jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
of Incorporation or organization)       Classification Code Number)
Identification Number)


2500 Military Trail North
Suite 220
Boca Raton, FL 33631
(607) 995-0043
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Joan E. Kushay
100 Quentin Roosevelt Blvd.
Suite 202
Garden City, NY 11530
(516) 683-8116
(Name, address, including zip code and telephone number, including area code of agent for service) ________________________

Paul H. DeCoster        Copies to:      Charles O'Rourke
Jackson & Nash  100 Quentin Roosevelt Blvd.
330 Madison Avenue      Garden City, New York 11530
New York, New York 10017        (516) 542-0142
(212) 370-8114
________________________
Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective  registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same  offering. [   ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434,
please check the following box: [   ]


CALCULATION OF REGISTRATION FEE





Proposed        Proposed Maxi-
Title of Class  Amount to     Maximum Offering        mum Aggregate   Amount of
Registered     be Registered   Price Per Share Offering Price  Registration Fee


Common Stock
$.001 par value 805,000 (1)     $       7.00    (2)     $ 5,635,000 $ 1,943.10


Underwriters'
Warrants        70,000  $       .01     $       700     $       .02


Shares of Common Stock
underlying Under-
writer's Warrants 70,000  (3)   $       8.40    $       588,000 $       202.76


Total           $       6,223,700       $       2,145.88

(1)Includes 105,000 Shares of Common Stock which the Underwriters have the option to purchase to cover overallotments, if any.

(2) Based upon average of bid and asked prices for the Common Stock on OTC Bulletin Board on June 27, 1996

(3) Pursuant to Rule 416, there are also being registered such additional Shares of Common Stock as may be issued pursuant to the anti-dilution provisions of the Series A Preferred Stock and the Underwriters' Warrants.

        _______________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary o delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


JJFN SERVICES, INC.
Cross-Reference Sheet Showing Location in Prospectus of Information Required by Items of Form S-1



Form S-1 Registration
Statement Item and Heading      Location in Prospectus


1.

Front of Registration Statement and Outside Front Cover of Prospectus

Front of Registration Statement; Front Cover Page; Additional Information


2.

Inside Front and Outside Back Cover Pages of Prospectus

Inside Front Cover Page; Back Cover Page


3.

Summary Information and Risk Factors and Ratio of Earnings to Fixed Charges


Prospectus Summary; Risk Factors

4.

Use of Proceeds

Prospectus Summary; Use of Proceeds


5.

Determination of Offering Price

Front Cover Page; Underwriting


6.

Dilution


Risk Factors; Dilution

7.

Selling Security Holders


Shares Eligible for Future Sale

8.

Plan of Distribution


Front Cover Page; Underwriting

9.

Description of Securities to be
Registered


Prospectus Summary; Description of Stock; Capitalization

10.

Interests of Named Experts and Counsel


Experts; Legal Matters

11.

Information with Respect to Registrant





(a)     Description of Business

Prospectus Summary; Business and
Properties of the Company



(b)     Description of Property

Business and Properties of the Company



(c)     Legal Proceedings

Business and Properties of the Company



(d)     Market Price and Dividends for Common Equity and Related Stockholder
Matters


Risk Factors; Price Range of
Common Stock and Dividend Policy



(e)     Financial Statements

Financial Statements



(f)     Selected Financial Data

Selected Financial Data



(g)     Supplemental Financial Data

Selected Financial Data



(h)     Management's Discussion and Analysis or Financial Conditions and
Results of Operation


Management's Discussion and Analysis
of Financial Condition and Results of
Operations



(i) Changes in or Disagreements with Accountants on Accounting and Financial Disclosure


Not Applicable



(j)     Directors and Executive Officer

Management



(k)     Executive Compensation

Management



(l)     Security Ownership of Certain Beneficial Owners and Management

Principal Stockholders



(m)     Certain Relationships and Related Transactions

Transactions with Related Parties

12.

Disclosure of Commission Position
on Indemnification for Securities Act Liabilities

Management

PROSPECTUS - SUBJECT TO COMPLETION
DATED JULY __, 1996

        [FRONT COVER PAGE]

        JJFN SERVICES, INC.

        700,000 Shares Common Stock


The 700,000 shares (the "Shares") of Common Stock offered hereby are being sold by JJFN Services, Inc. ("Company"). The Company's Common Stock is currently being traded on the OTC Bulletin Board. The bid and asked prices quoted for the Common Stock on June 27, 1996, as reported by the NASDAQ Stock Market, were $6.75 bid and $7.25 asked. The Company has applied for listing of the Common Stock on the NASDAQ SmallCap Market under the symbol "JJFN". THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. See "Risk Factors" beginning on page __ for a discussion of certain factors that should be considered by prospective purchasers of the Shares offered hereby.





Price to Public


10% Underwriting
Discount(1)


Proceeds to
Company(2)

Per Share

$

$

$

Total(3)

$

$

$

(1) The Company has also agreed to (a) pay the Underwriters a non-accountable expense allowance equal to 3% of the total offering price of the shares, or $________ ($_______ if the Underwriters' overallotment option is fully exercised); (b) sell to the Underwriters, at nominal cost, Warrants exercisable for purchase of shares of Common Stock at an exercise price of $______ per share (subject to adjustment to protect against dilution); and (c) indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act. See "Underwriting".


(2) Before deducting other offering expenses, estimated to be $113,000, payable by the Company.


(3) The Company has granted to the Underwriters the right to purchase, within 30 days of the date of this Prospectus, up to 105,000 additional Shares at the Price to Public less Underwriting Discount, to cover any overallotments. If all overallotment shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be increased to $________, $________ and $________, respectively. See "Underwriting".

The Shares are being offered by the several Underwriters on a firm commitment basis subject to prior sale, when, as and if delivered to and accepted by them, and subject to their right to reject any order, in whole or in part. It is expected that delivery of the shares will be made at the offices of R.T.G. Richards & Co., Inc. in Garden City, New York on or about ___________, 1996.

R.T.G. RICHARDS & CO., INC.
[OTHER UNDERWRITERS]
The date on this Prospectus is _______.
        [BACK COVER PAGE]

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES A PREFERRED STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, it files periodic and other reports and other information with the Securities and Exchange Commission (the "Commission"). These reports and other information filed by the Company with the Commission may be inspected at the Commissions Public Reference Office at 450 Fifth Street, N.W. Washington, D.C. 20549 and at its regional offices located at 500 West Madison Street, Suite 1400 Chicago, Illinois, 60661 and 7 World Trade Center, New York, New York 10048. The Company's Common Stock is listed the NASDAQ SmallCap Market, and reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C.

THIS PROSPECTUS CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS OR GIVE ANY INFORMATION WITH RESPECT TO THE COMPANY OR THE SECURITIES OFFERED HEREBY OTHER THAN THE INFORMATION CONTAINED HEREIN. IF MADE OR GIVEN, SUCH REPRESENTATIONS OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR OTHERWISE. NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS PROSPECTUS.

        PROSPECTUS SUMMARY
The following summary is qualified in its entirety by the more detailed information and financial statements with notes appearing elsewhere in this Prospectus. For a discussion of certain risks associated with a purchase of the Shares offered hereby, see "Risk Factors" beginning at page ___.

The Company
JJFN Services, Inc. was organized in November 1995 to engage in the financial services industry, principally in the financing of home builders and other developers of residential real estate. The Company's only material operations to date have consisted of the purchase from and lease back to developers of fully furnished model homes erected complete with options and upgrades, by these developers to assist in marketing properties in their developments. The Company is currently working with two developers, K. Hovnanian of Florida Inc. ("Hovnanian") and Engle Homes Inc. ("Engle"), both of whom are large residential real estate development companies.

Under the terms of its purchase and leaseback arrangements with developers, the Company receives lease rental income on a "triple net" basis equal to 1% per month of the purchase price it has paid for each home until it is sold. When the developer is finished using the home for marketing purposes, it is sold and the parties share in any profits from the sale equally. A performance bond equal to 5% of the property's cash purchase price is deposited by the developer with the Company to cover any default in rental payments. Because the Company can insist that lease rental payments be continued on each home until it can be sold without loss, the developer effectively bears any loss on sale.

Since November 2, 1995 (its date of organization), through May 31, 1996, the Company has purchased a total of 61 model homes for an aggregate purchase price of $11,836,725 and sold three of these homes for a net profit of $7,756.
 Its revenues from rentals of homes in inventory has been $305,214. It has experienced no defaults or difficulties in collecting rent on its properties or in realizing the proceeds on their resale, and presently has commitments to purchase an additional six homes for an aggregate purchase price of $928,500.
 The Company intends to finance these purchases through loans from financial institutions and the proceeds of this offering. To date, the Company has financed its activities through capital contributed by and loan from its stockholders as well as loans from banking institutions totaling $6,900,000 (through May 31, 1996) secured by model homes purchased. These loans typically mature in 24 to 36 months, bear interest at rates currently fixed at
8.625%   to 9.25% per annum and are prepayable as the homes which serve as collateral for the loans are sold.

In addition to its financing activities, the Company's subsidiary Iron Eagle Contracting and Mechanical Inc. ("IECM") is engaged in real estate development and as a construction subcontractor in the New York metropolitan area. To date, IECM has had revenues of

$229,500 in its five months of operations through May 31, 1996 and a cumulative loss of $160,199. Its current contract backlog is $1,255,000.

The Company was organized as a Delaware corporation on November 2, 1995 and changed its name to JJFN Services, Inc. in February, 1996. On May 15, 1996 it acquired by merger JJFN Holdings Inc. (formerly known as J.W. Gant Financial Inc.), a publicly held company ("Old JJFN"). In the merger, the Company issued a total of 4,084,990 shares of its Common Stock to Old JJFN shareholders and assumed the obligations of Old JJFN to issue up to 3,250,000 shares of Common Stock on exercise of an option Old JJFN had granted to Tarlton Financial Ltd. ("Tarlton"), at an exercise price of $1.50 per share, and 1,200,000 shares on exercise of options granted by Old JJFN to VJS International Holdings Inc. ("VJS") and Priority Capital Inc. ("Priority"), at an exercise price of $.001 per share. As a result of the merger, the Company acquired over 1,500 beneficial owners of its Common Stock, enabling it to list its securities on the NASDAQ SmallCap Market and commence public trading in the Stock. For a more complete description of the terms and results of the merger, see "Business-Old JJFN Merger".

The Company's principal executive offices are located at 2500 Military Trail North, Suite 220, Boca Raton, Florida 33431 (407-995-0043). The Offering

In the offering, the Company will sell 7,000,000 Shares at a price of $______ per share less a 10% Underwriters' discount. The Underwriters will have the option to purchase an additional 105,000 shares at the discounted price to cover any overallotments.

Securities Outstanding After Offering

Shares
6% Participating Convertible Preferred  400,000
Common Stock    14,784,990(1)
____________________________

(1) Does not include Common Stock issuable on exercise of the Underwriters' overallotment option (105,000 shares), outstanding options and warrants to Tarlton, VJS and Priority (4,450,000 shares), or 400,000 shares issuable on conversion of the 6% Participating Convertible Preferred. See "Description of Securities".

Listing of Securities
The Company's Common Stock is currently traded on the OTC Bulletin Board. The Company has applied for listing of the Common Stock on the NASDAQ SmallCap Market under the symbol "JJFN".

Use of Proceeds
Net proceeds to the Company from the offering, estimated at $4,150,000, will be used to fund the purchase of additional model homes from developers ($1,000,000) and provide working capital ($3,150,000). See "Use of Proceeds".


Summary Financial and Operating Data




Statement of
Operations Data



Period from
Inception
(11/2/95)
through 5/31/96


Revenues



$       344,470

Rental Income



$       305,214

Net Loss



$       (119,474)

Net Loss per Common Share



$       (.012)

Weighted Average Shares Outstanding



        10,327,571

Operating Data





Model Homes Purchased



        61

Total Model Home Purchase Price



$       11,836,725

Average Model Home Purchase Price



$       194,045

Model Homes Sold



        3

Profit from Model Homes Sold



$       7,756

Balance Sheet Data

  May 31, 1996

        Adjusted(1)

Model Homes on Lease

$       11,270,719

$       11,270,719

Total Assets

$       15,886,315

$       20,036,315

Long Term Debt

$       9,963,103

$       9,963,103

Shareholders' Equity

$       6,105,530

$       10,255,530

(1) Adjustment reflects the sale by the Company of the 700,000 Shares offered hereby for estimated net proceeds of $4,150,000.

        RISK FACTORS

In addition to the other information in this Prospectus and Information Statement, the following factors should be carefully considered by JJFN shareholders and by any persons who contemplate purchasing shares of the Company's Common Stock in the public market following the Merger.

Limited Operating History

The Company was incorporated on November 2, 1995 and to date has engaged in operations for a period of approximately seven months. Through May 31, 1996 it generated revenues of $344,470 and on that date it had retained deficit of $(119,428). The Company's future success will be dependent upon its ability to find clients for its financing services and to enter into profitable financing transactions with them. No assurance can be given that the Company will be able to do so. Its transactions with its only clients, Hovnanian and Engle, have been negotiated on a deal-by-deal basis, and there is no assurance that further financing transactions with these developers or others can be successfully concluded.

Economic Conditions

To date, the Company has been dependent upon home builders in its business. The homebuilding industry in general is cyclical, with demand fluctuating with general economic conditions such as recessionary forces, availability of financing, interest rate levels and consumer confidence. In addition to the numerous economic factors affecting housing demand, a variety of other factors affect the housing industry, including the availability of labor and materials and increases in the costs thereof, changes in costs associated with home ownership (such as increases in property taxes and energy costs), changes in consumer preferences and demographic trends.

Dependence on Key Personnel

The business and success of the Company will depend upon the services of certain key personnel, including Susan Schlapkohl, its president, and David Miller, its principal financial consultant. For a description of the qualifications and experience of these persons and other key personnel, see "Management." The loss of the services of the Company's key personnel may have a material adverse effect upon its future prospects.

Capital Requirements

The financing services which the Company intends to conduct are capital intensive, and its future success will be dependent upon its ability to attract equity and debt financing on terms which permit it to earn a profit without unduly diluting the equity of its shareholders. Since November 1995, the Company and JJFN have capital contributions of approximately $4,875,000 in cash and $1,500,000 in stock of another corporation, as well as $2,193,184 in loans from stockholders and their affiliates. In January 1996, the Company borrowed $2,100,000 from Capital Bank of Miami, Florida, the proceeds from which were used to acquire model homes. Capital Bank has since made an additional loan to the Company in the amount of $2,300,000 and the Company has borrowed $2,500,000 from Colorado State Bank of Denver, Colorado and $857,250 from Nations Bank, N.A., in each case to purchase additional model homes. In the merger with Old JJFN, the Company assumed Old JJFN's outstanding options from the exercise of which it hopes to raise an additional $3,750,000 in equity. It expects that these options will be fully exercised, but no assurance can be given that such will be the case.

Competition

The financial services industry is highly competitive, with many banks, financial subsidiaries of industrial companies, insurance companies and other financial institutions competing for the business of favored customers such as Hovnanian and Engle. Almost all of these competing financial institutions have substantially greater financial strength and far longer operating histories than the Company, and these resources make them formidable competitors to the Company in its attempt to attract capital and clients.

Dilution

The purchasers of the Shares may be adversely affected by dilution in net tangible book value per share of the Common Stock. Based on the Company's March 31, 1996 financial statements, this dilution is $6.34 or 90.5% from the assumed offering price of $7.00 per share. See "Dilution".

Control

The Company's officers, directors, consultants and their families and affiliates and other principal stockholders own beneficially 8,963,615 shares, or 63.6% of the Company's Common Stock before this offering, and 60.6% after the offering. When and if the option and warrants the Company assumed in the merger with Old JJFN are exercised, this group's interest in the Company's Common Stock will be 51.2%. It will be able to effectively control the outcome of matters requiring shareholder votes, including the right to elect all of the Company's directors, since there is no cumulative voting of the Company's Common Stock. When and if the Company's outstanding option and warrants are exercised, Tarlton and the other holders of these rights will own 7,45,000 shares, or 40.3% of the Company's Common Stock after this offering.

Shares Eligible For Future Sale

The Company presently has 1,084,990 shares of Common Stock freely tradeable in the public market and 3,000,000 shares are saleable by Tarlton with the use of a Prospectus. Assuming full exercise of the Company's outstanding option and warrants, an additional 4,450,000 shares will be saleable with the use of a Prospectus. See "Shares Eligible for Future Sale". Any sale of a significant number of these shares in the public market could adversely affect the market price for the Company's Common Stock.

Risks of Low-Priced Stocks; Possible Adverse Effect of "Penny Stock" Rules on Liquidity for the Company's Securities

The Company's Common Stock is currently traded on the OTC Bulletin Board, and the Company has applied for its listing on the NASDAQ SmallCap Market. If for any reason the Stock does not remain qualified for listing in the NASDAQ System, it will continue to be traded through the OTC Bulletin Board. The ability to trade securities through the OTC Bulletin Board is very limited and may not provide investors with the ability to readily dispose of their shares.
 Trading of securities on the OTC Bulletin Board is subject to the Exchange Act and Rules thereunder, which impose additional sales practice requirements on brokers and dealers who sell such securities to persons other than established customers and "accredited investors" (generally individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with their spouses). Under the Exchange Act Rules a broker-dealer must make a special suitability determination of each purchaser and receive the purchaser's written consent to the transaction prior to the sale. Consequently, the Rules may affect the ability of broker-dealers to sell the Company's Common Stock for their customers.

The Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks", which are equity securities with a market price of less than $5.00 (unless they are registered on a national securities exchange or quoted on the NASDAQ System and current price and volume information with respect to transactions in such securities is provided by such exchange or System). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, the market liquidity for the Stock could be adversely affected, and its holders may find it more difficult to sell their shares.

        USE OF PROCEEDS
The net proceeds to the Company from sale of the Shares to be sold in the offering (after deducting the Underwriters' discount and other expenses totaling an estimated $750,000) will be approximately $4,150,000 (or
$4,789,450 if the Underwriters' overallotment option is exercised in full).
The Company intends to utilize these proceeds as follows:


Anticipated Use

Approximate Amount
of Net Proceeds

Percent of
Net Proceeds

Purchase of Model Homes

        $1,000,000

        24%

Working capital

        $3,150,000

        76%

Total net proceeds

        $4,150,000

        100%






The Company reserves the right, depending upon the circumstances, to reallocate proceeds among the various uses set forth above to other uses. Any proceeds not immediately expended by the Company will be invested in certificates of deposit of the Company's banks, 30-day U.S. treasury bills and other short-term investment grade securities. Any additional proceeds realized from the exercise of the Underwriters' overallotment option will be added to working capital.

PRICE RANGE OF COMMON STOCK
AND DIVIDEND POLICY

The Company's Common Stock has been quoted on the OTC Bulletin Board under the symbol "JJFN" since May 15, 1996. From that date through June 27, 1996, the range of quotes for the Common Stock as reported on the OTC Bulletin Board was $5.625 to $7.00 bid and $6.125 to $7.25 asked. On June 27, 1996 the closing bid and asked quotes for the Common Stock on the OTC Bulletin Board were $6.75 bid and $7.25 asked.

To date, the Company has paid no cash dividends on its Common Stock and does not anticipate paying any in the foreseeable future as it intends to continue its present policy of retaining earnings for reinvestment in the Company's operations. The Company has paid and intends to continue to pay dividends on its 6% Participating Convertible Preferred at the rate of $.15 per share per year in quarterly installments, out of net rentals from its model homes. If and to the extent the Company does not have sufficient retained earnings to make these dividend payments, it intends to make the payments out of paid-in capital, if available.

        CAPITALIZATION
The following table shows the short term and long term debt and capital of the Company as of May 31, 1996 and as adjusted to give effect the sale to the 700,000 Shares offered hereby. This table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.


Item



Actual at 5/31/96

Adjusted

Long term debt



        $6,963,103

        $6,963,103

Shareholders equity
Preferred Stock, $.01 par value; 25,000,000 shares authorized; 400,000 shares issued and outstanding



        $  4,000

        $  4,000

Common Stock par value $.001; 50,000,000 shares authorized; 14,089,990 shares issued and outstanding; 14,784,990 shares, as adjusted




        $ 14,085

        $ 14,785

Additional Paid-in Capital



        $6,206,923

        $10,356,223

Retained Deficit



        $ (119,478)

        $ (119,478)

Total Shareholders' Equity



        $6,105,530

        $10,255,530

Total Capitalization



        $13,068,633

        $17,218,633

SELECTED FINANCIAL DATA

The selected financial data presented below for the period from the Company's inception (November 2, 1995) through May 31, 1996 have been derived from the Company's audited and unaudited consolidated financial statements. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this Prospectus.

Income Statement Data
[S]                                [C]             [C]             [C]     [C]



Inception
(11/2/95) through
12/31/95

Three
months
ended
3/31/96

Two
months
ended
5/31/96

Inception
(11/2/95)
through
5/31/96

Revenues

$33,116

$94,382

$216,972

$344,470

Expenses

32,788

167,605

263,555

463,948







Income (loss) before
income taxes, extraordinary loss and cumulative effect of change in account for income taxes

328

(73,223)

(46,583)

(119,478)

State and federal income
taxes

        -

        -

        -

        -

Extraordinary loss

        -

        -

        -

        -

Cumulative effect of change
in accounting for income taxes

        -

        -

        -

        -

Net income (loss)

328

(73,223)

(46,583)

(119,478)

Earnings per common share









Income (loss before income taxes, extraordinary loss and cumulative effect of change in account for income taxes

        -

(0.01)

        -

(0.01)

Extraordinary loss

        -

        -

        -

        -

Cumulative effect of change
in accounting for income taxes

        -

        ________

        -

        ________

        -

        ________

        -

        ________

Net income (loss) per share


(0.01)



(0.01)

Weighted average numbe
of Common shares outstanding

10,000,000

10,000,000

11,138,440

10,327,571

Balance Sheet Data




12/31/95

        3/31/96

        5/31/96

Total assets

$       3,512,090

$       7,237,789

$15,886,315

Mortgages & notes
payable

        955,457

        4,690,310

 9,134,130

Other liabilities

        66,305

        145,374

        646,655

Stockholders' equity

        2,490,328

        2,402,105

        6,105,530

[/TABLE]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

The Company's operations consist primarily of the purchase and leaseback of residential model homes to nationally known homebuilders and real estate developers. The Company currently owns and leases to its developer clients 58 model homes in Florida, Colorado, Virginia, North Carolina and Texas. The Company has also committed to acquire a tract of land for one of these developers and provide funding for site development costs. The developer is to purchase the property on a finished lot basis over a scheduled three year period. The Company's construction subsidiary, IECM, is primarily engaged in subcontract work on various projects in and around the metropolitan New York City area. It is also developing a site in Ozone Park, New York for residential housing. IECM currently has a backlog of $1,255,000 in construction contracts and additional jobs awards totaling $788,000, with $4,200,000 in bids outstanding.

Results of Operations

For the period from November 2, 1995 through May 31, 1996, the Company had total revenues of $344,470 of which lease rentals on model homes totaled
$305,214, gains from the sale of model homes were $7,756 and revenues from IECM ($31,500) for the 16 day period from its date of acquisition on May 15, 1996 through May 31, 1996.

A breakdown of lease rental revenues by location is as follows:



State


Lease Revenues

Model Homes
Owned

Florida

        $246,979

        34

Colorado

        $ 30,036

        15

Virginia

        $   7,221

        5

North Carolina

        $ 15,944

        3

Texas

        $   5,034

         1

     Total

        $305,214

        58


The average purchase price of model homes acquired by the Company was approximately $194,000. The Company has sold three model homes for total sales price of $515,000 less costs of sales of $507,244 for a gross margin of $7,756.

Trends in Operations

The Company's operations are currently accelerating at a rapid rate. For the first five months of 1996, total purchases of model homes involved over $11,000,000 in financing. The Company has committed to finance the development by one of its clients, Engle Homes Inc., of a real estate tract of 70 acres into 370 home sites, with total anticipated financing costs of $13,095,000. It is expected that following completion of the development (in approximately six months following date of acquisition in October 1996) revenues to the Company from this transaction will be a minimum of $1,000,000 per calendar quarter at an anticipated return on investment of approximately 12% per annum. In addition, the Company intends to continue purchasing model homes as quickly as transactions can be negotiated with developers and financing obtained. At May 31, 1996, the Company's lease rental revenues had risen to a level of over $113,000 per month, and the Company anticipates that it will increase this level of rental andother financing activity to over $500,000 per month by the end of fiscal 1997.

The Company's IECM subsidiary accounted for only $31,000 of the Company's revenues on a consolidated basis for the period ended May 31, 1996. However, IECM currently has in hand work totaling over $2,000,0000, which it expects to complete over the next several months, and an additional $4,000,000 in bids outstanding. IECM's level of activity is dictated in part by availability of performance bonding, which currently stands at a limit of $7,000,000, but the Company believes it can significantly expand this performance bond bidding limit. It expects that IECM's revenues from subcontracting will increase to a level of over $500,000 per month by the end of fiscal 1997 based upon current outstanding contracts and bids. In addition, IECM's residential real estate project in Ozone Park, New York, in which it currently constructing five two-family homes, is scheduled to be completed and sold by the end of fiscal 1997. The finished homes will be marketed at $319,000 per home, for total revenues (to be realized over the next twelve to eighteen months) of $1,595,000 from the development.

Liquidity and Capital Resources
The Company's principal business, the financing of homebuilders and developers, is a capital-intensive operation requiring constant infusions of cash as the number and size of transactions in which the Company is involved increases. To date, this business has been financed in part by capital contributed and loans made by shareholders and in part by secured loans from banks. These include $1 million received from Antares Resources Corporation for the purchase of 400,000 shares of the Company's 6% Participating Convertible Preferred Stock, $2,193,185 in loans from shareholders, and the contribution and loan of 800,000 shares of Antares Common Stock, valued at $2.50 per share. Secured bank loans to date have totaled $6,490,946 through May 31, 1996, with an additional $857,250 borrowed in June of this year. The terms of these transactions are discussed in "Business and Properties of the Company-Capital Transactions". These capital contributions and loans have been adequate to permit the Company and its subsidiary, IECM, to carry on operations to date. However, in order to finance the expansion of operations which the Company and IECM intend over the coming fiscal year, additional funds must be raised through the issuance of debt or equity securities. To fill this need, the Company expects to receive net proceeds of approximately $4,150,000 from this offering which, together with existing cash of approximately $1,700,000, will give the Company approximately $5,850,000 to finance current operations. In addition, the Company has a commitment from Capital Bank of Miami, Florida to loan it on a secured basis an additional $10 million, and it expects (but cannot assure) that Tarlton will complete the exercise of its option to purchase 2.5 million shares of the Company's Common Stock for an additional $3,750,000 in net proceeds. The Company's present commitments for capital expenditures include the purchase of six model homes from Hovnanian for $928,522 and the financing of purchase and development costs for Engle's seventy acre tract development in Boca Raton, Florida, which will require an additional $13,095,000 in cash outlays over the next twelve months. The Company expects that it will be able to finance these transactions and others it currently negotiating through available cash from the sources described above and from other secured bank loans. In addition, the Company is exploring the possibility of selling, either publicly or privately, bonds collateralized by its model home inventory. There can be no assurance, however, that any of the anticipated sources of funding will ultimately be available to the Company or that other financing will be available on acceptable terms.

        BUSINESS AND PROPERTIES OF THE COMPANY

The Company was formed in November 1995 for the purpose of engaging in the financial services industry, including the financing of homebuilders and other developers of real property. Its only principal operations to date have consisted of the purchase from and lease back to developers of model homes erected to assist in marketing properties in their developments. The Company is currently working with two developers, K. Hovnanian of Florida Inc. ("Hovnanian") and Engle Homes Inc. ("Engle").



The Hovnanian Transactions. In November and December of 1995 and January 1996 the Company purchased and leased back to subsidiaries of Hovnanian 19 model homes now being used for marketing in four developments in which they are located. Each home has been leased back to Hovnanian on a "triple net" basis, requiring Hovnanian to pay rent and the cost of repairs and maintenance, insurance, taxes and other carrying charges during the term of the lease. The rental for each home is fixed at an amount calculated to give the Company a net return of 1% per month on its investment. The leases run until the homes are sold. Payment of the rental and recovery of the Company's cost on resale are guaranteed by Hovnanian by a performance bond equal to 5% of the Company's purchase price for the homes. They will be marketed by Hovnanian in accordance with the business plan for each development. Upon the sale of each home, the Company and Hovnanian will (after payment of a brokerage commission to a Hovnanian affiliate) share any profits on an equal basis. Any loss will be absorbed by Hovnanian, because the Company is not required to accept any loss on sale and Hovnanian is required to pay the lease rental on each home until it is sold.

Hovnanian is a subsidiary of Hovnanian Enterprises, Inc., a publicly-held company whose stock is traded on the American Stock Exchange. It and its predecessors have been home builders and developer for over 35 years in the New Jersey, Pennsylvania, California, Virginia, North Carolina and Florida markets. It has built and sold many thousands of moderately priced homes, and enjoys an excellent reputation in the industry. During its fiscal year ended October 31, 1995, Hovnanian Enterprises had revenues of $660,033,000 and net profits of $14,128,000 and, at fiscal year end, a net worth of $172,335,000 and a contract backlog of 1,810 homes with a total contract price of $310,455,000.

The following table shows the location of the 19 model homes purchased by the Company from Hovnanian and pertinent information relating to their purchase and rental:

Development, Location and Number of Homes

Cost to Company

Net Monthly Rental
to Company

Juniper Glen, Margate, FL (5 homes)

$793,870

$7,939

Buttonwood Hammock, Coconut Creek, FL
(4 homes)


$630,174

$6,302

La Mirage, Lauderhill, FL (4 homes)

$509,235

$5,092

Pembroke Shores, Pembroke Pines, FL
(6 homes)

$1,320,376

$13,204

The aggregate purchase price of approximately $3.25 million has been financed by approximately $1.15 million in equity contributed by existing Company shareholders and $2.1 million by borrowings from Capital Bank of Miami, Florida. This loan is due February 1, 1998 and bears interest at 1% over prime rate, payable monthly. It is secured by a first mortgage on all 19 homes and by an assignment of rents payable by Hovnanian.

(iv)




16


In addition to the nineteen homes purchased to date, the Company has committed to purchase an additional six homes from Hovnanian, located in four development projects in Florida. The total purchase price for the homes is $928,522, to be financed out of working capital or a new secured bank loan.
To date, the Company has sold three of the model homes acquired from Hovnanian. The first home in Juniper Glen was sold at a profit of approximately $1,700, the second in Buttonwood Hammock was sold at a profit of approximately $3,500 and the third also in Juniper Glen was sold at a profit of approximately $2,500.

The Engle Transactions. In March 1996 and April 1996, the Company entered into a series of transactions with Engle Homes Inc. of Boca Raton, Florida for the purchase of 45 model homes located in Florida, North Carolina, Texas, Virginia, Maryland and Colorado. The terms of the Engle transactions are similar to those of the Hovnanian transactions, with the Company leasing the homes it purchased from Engle back to Engle on a "triple net" basis calculated to give the Company a net return of 1% per month on its investment. Engle is obligated to continue paying rent on each home until it is sold. The homes will be marketed by Engle when it finishes using them for model home purposes in accordance with the business plan for the developments in which the homes are located. On the sale of each home, the Company and Engle will (after payment of a brokerage commission to an Engle affiliate) share any profits on an equal basis. Because the Company controls the sale price of each home and Engle is obligated to continue paying rent until the home is sold, any loss which may be suffered on sale will effectively be borne by Engle.

Engle is a publicly held corporation where stock is traded on the Nasdaq National Market. It has been engaged in home development for many years, with development properties presently located in several states. It enjoys an excellent reputation in the industry and is solidly financed. The latest available financial information on Engle indicates that it had revenues of $239,754,000 and net profits of $ 5,912,000 for its fiscal year ended October 31, 1995 and, at fiscal year end, had a net worth of $ 74,106,000 and a contract backlog of 804 homes with a total contract price of $161,900,000.

The following table shows the location of the 45 model homes purchased to date from Engle and pertinent information relating to these purchases.


Development , Location, Number of Homes

Cost to
Company

Net Monthly
Rental to Company

Westchester, Boynton Beach, FL (3 homes)

        $487,232

        $4,872

Bay Hill, West Palm Beach, FL (1 home)

        $330,903

        $3,309

Whale Run, Boynton Beach, FL (2 homes)

        $245,180

        $2,451

Shadow Ridge, Flower Mound, TX (1 home)

        $202,161

        $2,022

White Bridge, Amherst and Hadden Hill,
Apex, NC (3 homes)

        $735,150

        $7,352

Radcliffe, Tampa, FL (1 home)

        $247,558

        $2,476

Englewood and Wimbledon Green, Zephyr
Hills, FL (2 homes)

        $203,809

        $2,038

Quail Overlook, Barnestown, MD (1 home)

        $439,799

        $4,398

McNair Farms, Herndon, VA (1 home)

        $429,626

        $4,295

Ashburn S/F and T/H, Ashburn, NC
(3 homes)

        $831,541

        $8,315

Lowes Island, Sterling, NC (2 homes)

        $496,774

        $4,967

Jackson Farm II and Spring Creek III,
CO (4 homes)

        $795,256

        $7,953

Meadows II and III, Castle Rock, CO
 (3 homes)

        $677,179

        $6,772

Rolling Hills, Thornton, CO (3 homes)

        $691,513

        $6,915

Wright Farms, Brighton, CO (2 homes)

        $330,822

        $3,308

Highland Ranch, CO (3 homes)

        $643,840

        $6,438


The aggregate purchase price of the Engle homes acquired to date is $8,583,098, which has been financed by cash available to the Company through equity contributions and by borrowings of $2.3 million from Capital Bank and $2.5 million from the Colorado State Bank of Denver. The Capital Bank loan matures on May 31, 1998, bears interest at 8.625% per annum and is secured by first mortgages on 18 of the model homes purchased from Engle in Florida and by an assignment of rents payable by Engle on those homes. The Colorado State Bank loan is due April 30, 1999, bears interest at 9.25% per annum and is secured by a first mortgage on 15 of the homes purchased in Colorado and an assignment of rents payable by Engle on those homes.

In addition to which purchases of model homes, the Company has committed to finance for Engel the acquisition of a seventy acre tract for development into 370 units of housing. The tract, which is in Boca Raton, Florida, will require payment of a purchase price of $8,595,000 and additional development costs of 4,500,000. Closing of the purchase is scheduled for October , 1996. Under the terms of the proposed arrangement with Engel, the Company will purchase the property and advance funds for the development costs. Engel will sign a contract to purchase the property on a finished lot basis, with minimum takedowns each calendar quarter of $1,000,000 and purchase of the entire project over 13 quarters from the completion of site development, expected to take approximately six months. As security for the performance of its obligations, Engle will deliver to the Company a $500,000 non-refundable deposit which may be used to offset interest costs for the first two quarters during which no takedowns are occurring, and a $4,500,000 surety bond as security for performance of its development and purchase obligations under the contract. The transaction is designed to provide the Company with a return on investment of 12% per annum.

To finance this and other proposed transactions with Engle, the Company has negotiated a third line of credit from Capital Bank for $10,000,000. Under this line, the Company's borrowings will be payable in two years with interest on $2,500,000 of the loan at prime rate plus 1% and on the balance of $7,500,000 of the loan at 1/2% over prime. The loans will be secured by first mortgages on land and homes purchased with the proceeds. The commitment permits the Company to use up to 25% of its credit under the line to purchase non-Florida homes.

The Company is currently negotiating for the purchase and leaseback of additional model homes owned by Hovnanian and Engle, as well as other national and regional home builders, including Arvida/JMB Partners, Oriole Homes Inc. and Regency Homes, Inc. No additional transactions have yet been agreed to, other than the commitments described above.

Iron Eagle
In its merger with Old JJFN, the Company acquired IECM as a wholly owned subsidiary of Old JJFN. IECM was organized in December 1995 to build residential housing on a tract in Ozone Park, New York and to act as contractor in foundation and steel construction work, sewer installation and repair and laying, maintenance and repair of electrical, telephone and water pipes and conduits for utilities. Through its first five months of operations, IECM had gross revenues of $226,000 from subcontract work and a net loss of $160,199. At July 1, 1996 IECM had a contract backlog of approximately $1,255,000 on six projects, awards of $787,000 on two projects, and bids outstanding for an additional $4,627,000 of work. The Company anticipates that IECM's activities will increase substantially in the coming months.

IECM was acquired by Old JJFN on December 29, 1995 from Anthony Gurino and Dennis Sommeso, IECM's former stockholders, together with certain construction equipment. In January 1996 IECM purchased a 1.25 acre tract of land in Ozone Park, New York for $300,000 on which it is presently constructing two family homes. To finance this acquisition and provide needed working capital, IECM has borrowed $450,000 from VJS, secured by the Ozone Park property and by IECM's construction equipment and other assets. The loan is payable on October 31, 1997 and carries interest at 12% per annum. In consideration for its loan, VJS received warrants by IECM to purchase 700,000 shares of the Old JJFN Common Stock for a price of $.001 per share. IECM will also pay VJS a fee of $3,000 per year so long as the loan remains outstanding. In December 1995, IECM engaged Priority, a corporation in which Warren Miller, the brother of David Miller (the chief financial consultant of the Company) is the President and a principal stockholder, to provide financial consulting services. As part of its services to date, Priority has obtained an agreement with Universal Bonding Company to post performance bonds for IECM's subcontracting jobs totaling up to $7 million. This line is now being used to reinvest IECM's bid on its subcontract work. IECM pays Priority a fee of $3,000 per year and has issued Priority warrants to purchase 500,000 shares of Old JJFN Common Stock at a price of $.001 per share. IECM's obligations under the VJS and Priority warrants were assumed by the Company in the merger with Old JJFN, and the warrants are now exercisable for 1,200,000 shares of the Company's Common Stock.

Old JJFN Merger
On May 15, 1996, the Company acquired Old JJFN by its merger with a subsidiary of the Company. In the merger, in which Old JJFN became a subsidiary of the Company, each outstanding share of Old JJFN Common Stock and each 50 shares of its Preferred Stock were converted into one share of the Company's Common Stock. On the date of merger the consolidated assets of Old JJFN included $1,444,480 in cash, 100,000 shares of Antares Resources Corporation and $2,300,000 in loan receivables from the Company It had $5,113,470 in consolidated assets, $1,353,462 in consolidated liabilities and shareholders equity of $3,760,008. Its outstanding stock consisted of 4,066,898 shares of Common Stock and 904,585 shares of Preferred Stock, owned by approximately 260 record holders and 1,500 beneficial owners. A total of 4,084,990 shares of the Company's Common Stock were issued in the merger in exchange for this stock.

As part of the merger, the Company assumed Old JJFN's obligations under warrants issued by IECM to VJS and Priority and the option granted to Tarlton.
 Tarlton is a Cayman Islands company owned by a Cayman Islands trust whose sole trustee, Glendyne Company, is directed by members of Bruce Campbell & Co., attorneys at law of Grand Cayman, Cayman Islands, BWI. The Tarlton option was issued for a price of $125,000. It covers the purchase of up to 5,000,000 shares of Old JJFN Common Stock for a price of $1.50 per share. Prior to the merger, Tarlton had exercised its option to purchase 2,500,000 Old JJFN shares which were exchanged for a like number of shares of the Company's Common Stock in the merger. The Company also assumed Old JJFN's consulting agreement with Tarlton pursuant to which Tarlton agreed to assist Old JJFN in finding up to $7,500,000 million in equity capital and Old JJFN agreed to issue to Tarlton over a period of eight months 1,250,000 shares of Old JJFN's Common Stock, conditioned upon Tarlton's success in finding this equity. Of the 1,250,000 shares, 500,000 have already been issued, but they and Tarlton's rights to the remaining 750,000 shares issuable under the consulting agreement will be canceled if Tarlton fails to provide the full $7,500,000 in equity financing on or before the option's expiration date. While the Company believes that Tarlton will exercise its option in full, thus earning the full 1,250,000 shares, there can be no assurance however that such will be the case. All shares issued and issuable to Tarlton under the Tarlton option and consulting agreement, as well as the shares issuable on exercise of the VJS and Priority warrants, have been registered under the Securities Act and are freely salable in the public market by use of a Prospectus to be provided by the Company. See "Shares Eligible for Future Sale".

Old JJFN was formerly known as J.W. Gant Financial Inc. and is a Delaware corporation organized in 1987 as a holding company to engage in the securities, investment banking and related businesses of J.W. Gant & Associates Inc., its wholly owned subsidiary. On June 30, 1992, J.W. Gant Associates ceased operations as a licensed securities broker and dealer, closed its office and terminated its entire sales force and most of its administrative personnel. It declared bankruptcy on May 24, 1994, leaving Old JJFN without any significant sources of revenue. In July 1992, Old JJFN transferred all of its assets to its principal secured creditor and had no operations from that time until its acquisition of IECM in December 1995. In November 1995, prior to the merger, the officers and directors of the Company became the officers and directors of Old JJFN and implemented the merger, the principal purpose of which was to give the Company sufficient common stockholders to have its Common Stock listed on the over-the-counter market, thus enabling it commence public trading in the Stock.

Capital Transactions
The Company's activities have been financed in part by capital contributed to it and Old JJFN and by loans made by its existing stockholders. In November 1995, the Company issued and sold 10,000,000 shares of Common Stock for an aggregate purchase price of $1,500,000 (or $.15 per share), which was paid for by the transfer to the Company of 600,000 shares of Antares Resources Corporation, and 400,000 shares of 6% Participating Convertible Preferred stock for a price of $1,000,000 (or $2.50 per share), paid in cash. Old JJFN has been financed primarily through capital contributed by Tarlton by purchase of common stock on exercise of the Tarlton option. In January and February 1996, old JJFN issued to Tarlton a total of 3,000,000 JJFN common shares for a total purchase price of $3,750,000. The Company and Old JJFN have also borrowed $2,193,188 from shareholders and affiliates. These loans are payable on demand with interest at 9% per annum and are secured by a pledge of 500,000 Antares common shares. Antares is a publicly held corporation of Amelia Island, Florida with whom several of the Company's officers and directors and key personnel are associated. The Company currently owns a total of 585,000 shares of Antares common stock, which is currently traded on the NASDAQ SmallCap Market. On June 28, 1996 the last bid price for Antares was $3.00. Antares engages through various subsidiaries in the businesses of buying and selling pine wood by-products; manufacture of horse and utility trailers; and design, packaging and marketing of sun and skin care products, and in the process of acquiring facilities for production and sale of kitty litter. Antares is the owner of the 400,000 outstanding shares of the Company's 6% Participating Convertible Preferred Stock. This purchase was approved by the directors of Antares who are not affiliated in any way with the Company. See "Transactions with Related Parties".

In addition to shareholder loans and capital contributions, the Company has financed the bulk of its purchases of model homes to date through secured loans from banks. These loans, which totaled $6,490,946 at May 31, 1996, are secured by mortgages on specified model homes owned by the Company and an assignment of rents from the developers who are leasing them back from the Company. They bear interest currently at rates of 8.625% to 9.25% per annum and are payable over the next 34 months. The Company also has a commitment from Capital Bank of Miami, Florida to loan it an additional $10 million on similar terms.

The capital contributions and loans received by and committed to the Company have been adequate to permit it to carry on operations to date. However, in order to expand by acquiring other assets and engaging in other financing transactions, the Company must raise additional financing through issuance of debt or equity securities. To fill this need, the Company is selling the 700,000 Shares offered hereby, which will produce net proceeds of approximately $4,150,000, after expenses of offering. These funds, together with existing cash of approximately $1,700,000 will give the Company over $5,850,000 to pursue additional financing activities. The Company anticipates that this amount, coupled with secured borrowings from banks and other financial institutions made to support its purchase of model homes and the exercise of the Tarlton option, will be sufficient to carry on and expand its operations in the normal course for the next several months. However, no assurance can be given that Tarlton will exercise its option or that the Company will be able to obtain additional borrowings on suitable terms once its present funds have been fully employed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Offices
The Company's day to day operations are conducted from its executive offices at 2500 Military Trail North, Suite 220, Boca Raton, Florida 33431. The premises contains 814 square feet and is leased for three years at a rental of $17,256 per annum, escalating to $18,072 in the third year. It also maintains an office at 100 Quentin Roosevelt Boulevard, Suite 202, Garden City, New York 11530, in space provided on a month-to-month basis at no rent by David Miller, its principal financial consultant.

Employees
The Company presently has three full-time employees, including Susan Schlapkohl, its President, and John Kushay, its Treasurer and Comptroller. The other personnel of the Company, including Joan E. Kushay, Assistant Secretary, and David Miller, its principal financial consultant are part-time employees, expending such time on Company matters as is required in order to carry on its operations.

Litigation
The Company is not presently a party to any litigation or threatened litigation.

MANAGEMENT
Executive Officers and Directors
The executive officers and directors of the Company are:

        NAME

AGE

        POSITION

Susan Schlapkohl

46

President and Director


John Kushay

35

Treasurer and Comptroller


Samuel G. Weiss

45

Secretary, Counsel and
Director


Joan E. Kushay

34

Assistant Secretary
and Director


Janice Rufo

25

Assistant Secretary
and Director


Ralph Wilson

65

Director


All directors will hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Officers of the Company are elected and serve until their death, resignation or removal by the directors. There are no family relationships among the officers and directors, other than the fact that John Kushay and Joan Kushay are husband and wife, and there is no arrangement or understanding between the Company (or any of its directors) and any other person pursuant to which that person was or is to be selected as a Director or officer.

Susan Schlapkohl, President and Director, has served in those capacities since the Company's organization. She became a full time employee in January 1996. From September, 1986 to January, 1996, Ms. Schlapkohl was Vice President and Manager of the National Bank of Canada office in Boca Raton, Florida. Since March of 1995 she has also served as a Director of Antares Resources Corporation. Ms. Schlapkohl received a B.S. degree in accounting from Kennesaw College in 1974, majoring in accounting.

John Kushay, Treasurer, CFO and Controller, became a full time Company employee in June 1996. From February, 1994 to March, 1996, Mr. Kushay was the Controller of International Operations for Xpedite Systems, Inc., a publicly held corporation located in Glen Head, New York. From May, 1990 to February, 1994, he was employed as Controller and MIS Director at Tamco Systems, Inc., a privately owned New York engineering firm. From December, 1981 through June, 1996, Mr. Kushay held positions with Jubran O'Day & Co., (CPA's), Fidelcor Business Credit Corp. (Controller, Asset Based Lending) and Kaufman, Nachbar & Co., (CPA's). He has a BS degree in accounting from Adelphi University.


Samuel G. Weiss, Secretary, General Counsel and Director, has held these positions with the Company since its organization. He is also Secretary, Counsel and a Director of Antares Resources Corporation. Since 1974, Mr. Weiss has been engaged in the practice of law in Port Washington, New York. He received a B.A. degree in 1971 and JD/LLM degrees in 1977 from New York University. Mr. Weiss devotes only such time as is necessary to the business of the company.

Joan E. Kushay, Assistant Secretary and Director, has held these positions since the Company's organization. She is also Assistant Secretary and Director of Antares Resources Corporation. From June, 1994 to date she has been employed as an executive assistant at XYZ Cleaning Contractors Inc., a privately owned New York office cleaning and maintenance company located in Garden City, New York. From February 1994 through June 1994, Ms. Kushay was employed by Arrow Electronics Inc. of Melville, New York in shareholder and investor relations and, from July 1988 to January 1994, by Action Staffing Inc., a publicly held corporation located in Tampa, Florida, as Executive Assistant to the Chairman. Ms. Kushay devotes only such time as is necessary to the business of the Company.

Janice Rufo, Director and Assistant Secretary, has held those positions with the Company since its organization. Since June, 1994 she has been an executive assistant at Intercapital Holdings, Inc., a financial consulting firm in Garden City, New York. Prior to that date, she was a full-time student at Adelphi University, from which she graduated in 1994 with a B.A. Degree in History. Ms. Rufo devotes only such time as is necessary to the business of the Company.

Ralph Wilson, Director, has held that position since the Company's organization. From October 1990 through February 1995, Mr. Wilson was President of Antares Resources Corporation and has served as a Director of that company since December 1983. In addition, since 1971 Mr. Wilson has been a principal officer of Comet Electronics Corp., a privately owned manufacturer of subassemblies in Farmington, New York. Mr. Wilson devotes only such time as is necessary to the business of the Company.

Key Personnel
In addition to its executive officers and directors, the Company has relied and will, following the Merger, rely upon the following key personnel:

David Miller has been engaged as financial consultant to the Company since its inception. Mr. Miller, who is not an employee of the Company, was primarily responsible for negotiating its transactions with Hovnanian and with prior management of JJFN. He is presently a consultant to the Company and devotes only such time as is necessary to its business. Mr. Miller owns 1,250,000 shares of Company Common Stock and members of his family, a trust for their benefit and certain companies affiliated with them presently own an additional 6,100,000 shares, totaling approximately 74% of the outstanding Common Stock of the Company. Mr. Miller disclaims beneficial ownership or voting power over the 6,100,000 shares he does not own personally. He may be deemed the "promoter" of the Company.

Since 1992, Mr. Miller has been a financial consultant to several companies, including Antares Resources Corporation. From 1978 to 1992 Mr. Miller was president of Valley Funding Corporation, a privately owned commercial finance company of Great Neck, New York; from 1974 to 1992 Mr. Miller also served as president of Darita Capital Corporation, a private financial consulting firm in Great Neck and from 1981 to 1992 Mr. Miller was president of Scomiller Realty Corp., a privately owned real estate holding company of Great Neck. From 1966 to 1992 Mr. Miller was employed by Action Staffing, Inc. (formerly Leasing Consultants Incorporated), a publicly held company engaged in employee leasing services in Tampa, Florida; he was president of that company from 1980 to 1987 and chairman of the board from 1987 to 1992. From 1989 to 1992 Mr. Miller also served as chairman of the board of Action Capital Inc., a publicly held company engaged in asset based lending.

During April 1992 Mr. Miller entered a plea of guilty to three counts of violations of the Internal Revenue Code in the United States District Court for the Eastern District of New York. The plea arose out of charges that he had engaged in a conspiracy with others to violate the Code relating to personal income tax returns and employer's quarterly tax returns as well as impeding the Internal Revenue Service's collection process. The plea admitted to violations for the years 1983 to 1985.

Other Personnel. Following the Merger, the Company will rely upon the services of Anthony Gurino and Dennis Sommeso to run IECM. Messrs. Gurino and Sommeso were former owners of Iron Eagle Contracting Corp. (a corporation not affiliated with JJFN) for which Mr. Sommeso worked over 12 years as a principal executive officer. Mr. Sommeso works full-time for IECM, and Mr. Gurino works on a part-time basis, as he is also an owner and the chief executive officer of Ragtime Dairy and Ragtime Foods of New York, private companies which supply supermarkets and other outlets with milk and bakery products in the New York metropolitan area.

Executive Compensation
Through May 31, 1996, none of the employees, consultants, directors or officers of the Company received any compensation other than Susan Schlapkohl, who was paid $46,154 for the five months then ended. The Company reimbursed all employees, consultants, officers and directors for out-of-pocket expenses incurred in the pursuit of their duties; such reimbursements did not exceed $1,000 in the aggregate through December 31, 1995. Ms. Schlapkohl is employed by the Company as its chief executive officer under a five-year employment contract calling for a salary of $120,000 per year, plus customary employee benefits. David Miller is engaged to consult out under a ten year consulting agreement calling for his part-time employment as independent contractor at a consulting fee of $180,000 per year. Dennis Sommeso and Anthony Gurino are each employed by IECM under five-year employment contracts calling for payment of $75,000 per year in salary plus performance bonuses equal to 7.5% of IECM's future pretax profits. Each of the employment contracts entered into by the Company and IECM contains covenants not to compete.







Indemnification
Pursuant to Section 145 of the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that it will indemnify its Directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid pursuant to settlement of any pending, completed or threatened action to which they become parties by reason of the fact that they are or were directors, officers, employees or agents of the Company, provided that they have acted in good faith in the manner they reasonably believe to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, have had no reasonable cause to believe their conduct was unlawful. The Company will also make such indemnity in any threatened, pending or completed action commenced by or in the right of the Company to procure a judgment in favor of the Company against a present or former director or officer, provided that there has been no adjudication that such person is liable tothe Company (unless a court finds that, despite the adjudication of liability, the director or officer was fairly and reasonably entitled to indemnity in an amount deemed proper by the court).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors and other persons affiliated with the Company pursuant to the foregoing authority, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against liability (other than the payment by the Company to a director or officer who has successfully defended any such action, suit or proceeding) is asserted by a director, officer or other person affiliated with the Company, it will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification is against public policy is expressed in the Securities Act, and the Company will be governed by the final adjudication of such issue.


        PRINCIPAL STOCKHOLDERS
The following table shows the name, address and number of shares of Common
Stock held by the Company's directors and executive officers and by each Company stockholder who presently holds, or will hold following the Merger, more than 5% of its outstanding Common Stock



Name and Address

Shares Owned

Percentage Owned (1)

Susan Schlapkohl

        1,000,000

        7.1 %

Samuel G. Weiss

        154,165

        1.1%

Joan E. Kushay

        154,200

        1.1%

Ralph Wilson

        157,500

        1.1%

Janice Rufo

        100,000

        .7%

All directors and officers as a group

        1,565,865

        11.1%

David Miller

        1,253,500

        8.9%

Helen Miller

        1,253,500

        8.9%

Scott Miller

        1,263,500

        8.9%

Rita Miller

        1,263,500

        8.9%

Helen Miller Irrevocable
Trust No. 1, Libo Fineberg, Trustee

        1,250,000

        8.9%

Tarlton Financial Ltd.

        2,500,000

        21.3%

Intercapital Holdings Inc.

        1,000,000

        7.1%

(1) Before exercise of the existing Tarlton option (covering 3,250,000 or17.5%) of shares following exercise) and warrants to VJS and Priority (covering 1,200,000 shares or 6.5% of shares following exercise).

        TRANSACTIONS WITH RELATED PARTIES
The only material contracts, transactions and relationships between the Company and Old JJFN and their officers, directors, key personnel, principal stockholders and the affiliates of those persons have consisted of the following matters.

Certain officers and the sole directors of the Company (including Ms. Schlapkohl, Ms. Kushay and Ms. Rufo and Messrs. Wilson and Weiss) also held positions as officers and directors of Old JJFN, prior to the merger of the Company and Old JJFN, holding the same positions in both corporations. All of them other than Ms. Rufo also hold positions as directors of Antares Resources Corporation.

 .       In November and December of 1995, 400,000 shares of Old JJFN Common
Stock was issued to Damill Capital Corporation and its affiliates, including David Miller and members of his family, on conversion of $200,000 of indebtedness owing by Old JJFN to Damill.

In November, 1995, Mr. Miller, various members of his family, a trust for their benefit and companies affiliated with them purchased a total of 7,350,000 shares of the Company's Common Stock for a price of $.15 per share which they paid by contributing 600,000 shares of Antares Resources Corporation to the Company (this number has been adjusted to reflect a subsequent two-for-one stock split of Antares). Members of the Miller family and their affiliates have also loaned $2,193,185 to the Company and Old JJFN. The loans are payable on demand with interest at 9% per annum and are secured by 500,000 Antares shares owned by the Company. The proceeds from these loans were used to acquire model homes from Hovnanian and Engle.

During November, 1995, the Company's officers and directors purchased the following shares of Old JJFN Common Stock and the Company's Common Stock for a price of $.15 per share: Susan Schlapkohl-1,000,000 shares of the Company; Ralph Wilson-7,500 shares of Old JJFN and 150,000 shares of the Company; Samuel G. Weiss-4,165 shares of Old JJFN and 150,000 shares of the Company; Joan E. Kushay-4,200 shares of Old JJFN and 150,000 shares of the Company; and Janice Rufo-100,000 shares of the Company.

On December 29, 1995, pursuant to the terms of a consulting agreement, JJFN assumed certain warrants to purchase 500,000 shares of Old JJFN Common Stock for a price of $.001 per share, issued to Priority Capital Corp., a corporation of which Warren Miller, David Miller's brother is the President and a principal stockholder. In the merger the Company assumed Old JJFN's obligations under the warrants.

On or about November 2, 1995, David Miller, members of his family and an affiliated trust transferred 600,000 shares of Antares Common Stock (adjusted to reflect the subsequent stock split) to the Company in exchange for 10 million shares of the Company's Common Stock. On or about that same date, Mr. Miller, members of his family and the affiliated trust loaned 200,000 shares (adjusted to reflect the stock split) of Antares Common Stock to Old JJFN.
The Antares shares were valued at $2.50 per share, the market price for Antares stock then being $3.00 per share (adjusted to reflect that stock split). The Company sold 100,000 Antares shares in March 1996 for $2.50 per share and 15,000 Antares shares in May 1996 for $4.25 per sahre in brokerage transactions at the market; Old JJFN sold 100,000 shares of Antares in a brokerage transaction in April 1996 for $2.50 per share. The Company continues to hold 585,000 shares or 3.2% of Antares' outstanding Common Stock.

In January 1996 Antares acquired 400,000 shares of the Company's 6% Convertible Participating Preferred Stock for a cash purchase price of $1 million. These shares are convertible share for share into the Company's Common Stock. When and if such conversion takes place, Antares will own 2.8% of the Company's Common Stock (on a fully diluted basis).

The Company has entered in an employment contract with Susan Schlapkohl and a consulting contract with David Miller, the terms of which are set forth in "Management-Executive Compensation".

        DILUTION
The following table presents information concerning the net tangible book value of the Company and the net tangible book value per share of its Common
Stock as at May 31, 1996, as adjusted to reflect the issuance of Common Stock since that date, and the pro forma net tangible book value and net tangible book value per share after the issuance and sale of the shares offered hereby and payment of Underwriting Discount and other expenses of this offering.
These figures assume an offering price of $7.00 per Share.


Net tangible book value before offering



$       5,604,521

Net tangible book value after offering



$       9,754,521

Per share public offering price



$       7.00

Net tangible book value per share before offering



$       .40

Increase per share attributable to payments by purchasers of shares



$       .26

Pro forma net tangible book value per share after offering



$       .66

Dilution per share to purchasers of shares



$       6.34

As used herein, the "net tangible book value" of the Company consists of net tangible assets less its total liabilities, and "dilution per share" represents the difference between the amount paid per share by purchasers in this offering and the pro forma net tangible book value per share after sale of the shares.

The following table sets forth on a pro forma basis at May 31, 1996 as adjusted to reflect the issuance of Common Stock since that date, the number of shares owned by existing shareholders and the number of shares to be owned by purchasers in this offering, the percentage ownership of Common Stock held by each group, and the cash consideration paid and average price per share.

Shares Purchased        Consideration Paid      Average
Number   %      Amount   %      Price per Share

Present Shareholders    14,084,990      95.3%   $ 6,229,008     56%     $   .44

IPO Purchasers  700,000 4.7%    $ 4,900,000     44%     $       7.00

Total   14,784,990      100%    $11,125,008     100%    $       .75

The above table assumes no exercise of the Underwriters' overallotment option.
 If such option is exercised in full, the shares purchased in this offering will represent 5.2% of the total Common Stock outstanding and the dilution per share will be $6.30. The foregoing tables also assume no exercise of options or warrants.

DESCRIPTION OF STOCK
The Company is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share, of which 10,000,000 shares are issued and outstanding, and 25,000,000 shares of Preferred Stock, $.01 per value, of which 400,000 shares, designated 6% Participating Convertible Preferred Stock (the "Participating Preferred"), are issued and outstanding. With the approval of a majority of the Company's directors then in office, it may issue additional shares of Common or Preferred Stock without the prior approval of stockholders. The shares of the Company's Common Stock already issued and outstanding are, and the shares reserved for issuance on exercise of its existing options and warrants or in conversion of the Participating Preferred, will, upon their issuance, be validly issued, fully paid and non-assessable. The holders of the Participating Preferred, and the Common Stock have the following rights: Transferability of Shares. All stock is issued in registered form and is freely transferrable, subject to applicable securities laws.

Preemptive Rights. None of the stockholders have preemptive or other preferential rights to purchase or subscribe for any authorized but unissued shares of capital stock or securities convertible into capital stock.

Dividend Rights. The holders of the Participating Preferred are entitled to share pro rata in preferential dividends equal to 50% of the net revenues received from rental of the Company's model homes, up to $60,000 per year. The holders of Common Stock are entitled to share pro rata in all other dividends declared by the Company's directors out of funds legally available. The Company has paid and expects to continue to pay preferential dividends on its Participating Preferred but has paid no dividends on its Common Stock to date and does not expect to do so in the foreseeable future.

Voting of Shares. The holders of Participating Preferred are not entitled to vote, except to the extent that the right to vote on certain matters is given to them as a class under the Delaware General Corporation Law. The holders of Common Stock are entitled to one vote for each share held by them with respect to all matters subject to shareholder vote. There is no cumulative voting for the election of directors or for any other purpose, and persons holding a majority of shares voted in the election of directors will be able to elect all directors.

Conversion. Commencing December 1, 1996, Participating Preferred is convertible into Common Stock share for share, at the election of its holders, and may also be converted for a period of 30 days following notice of its redemption, if such notice if given prior to December 1, 1996.

Rights on Liquidation. On liquidation of the Company, any remaining assets of the Company after payment to creditors will be payable pro rata to the holders of the Common Stock and Participating Preferred.

Redemption. The Participating Preferred is redeemable at the option of the Company at the following redemption prices: (i) from July 1, 1996 through December 31, 1996 at $2.60 per share; (ii) from January 1, 1997 through June 30, 1997 at $2.575 per share; (iii) from July 1, 1997 through December 31, 1997 at $2.55 per share; (iv) from January 1, 1998 through June 30, 1998 at $2.525 per share; and (v) following June 30, 1998 at $2.50 per share; plus, in each case, unpaid dividends accrued through the date of redemption. The Common Stock is not redeemable.

        SECURITIES ELIGIBLE FOR FUTURE SALE
Upon completion of the offering, the Company will have outstanding an aggregate of 14,784,990 shares of Common Stock (14,889,990 shares if the Underwriters' overallotment option is exercised in full). Of these shares, the 700,000 Shares sold in the offering (805,000 if the Underwriter's overallotment option is exercised in full) and 1,084,990 of the shares issued in the Old JJFN merger will be freely tradeable without restriction or further registration under Securities Act, except for any shares purchased by "affiliates" of the Company (persons deemed in control of the Company) which will be subject to the limitations and restrictions of Rule 144 described below.

Tarlton, the Company's largest stockholder, owns 3,000,000 shares of Common Stock and may purchase up to 3,250,000 additional shares of Common Stock on exercise of its option. In addition, VJS and Priority hold warrants to purchase 1,200,000 shares of Common stock at $.001 per share. All of these shares have been registered under the Securities Act and may be sold in the public market following the offering with the use of a Prospectus to be provided by the Company. Tarlton, VJS and Priority (the "Selling Holders") may offer these securities for sale from time to time through brokers, dealers or other agents in transactions in the over-the-counter market, in privately negotiated transactions or in the over-the-counter market through usual brokerage channels, or any combination of such transactions. Sales may be effected at then prevailing market prices or, if the sales are private, at negotiated prices. Brokers, dealers, agents and others participating in such transactions may receive compensation inthe form of discounts, concessions or commissions and, if they act as agent for the purchasers, from the purchasers.
 Such discounts, concessions or commissions may be in excess of those customary for the types of transactions involved. Each Selling Holder and any broker, dealer or agent who participates in the distribution of his securities may be deemed an underwriter within the meaning of the Securities Act, and any discounts or commissions paid, may be deemed underwriting commissions.

The Company cannot presently estimate the amount of such payments and knows of no existing arrangement between any selling holders and any broker, dealer or agent relating to the sale or distribution of their securities. Pursuant to rules promulgated by the Commission under the Exchange Act, no person engaged in the distribution of any securities may simultaneously engage in market activities with respect to other securities of the same class for a period of nine business days prior to the commencement of such distribution. Each Selling Holder and the brokers and dealers effecting transactions for his will be subject to this limitation and to all other applicable provisions of the Exchange Act and the rules thereunder limiting the timing of their purchases and sales of the Company's securities.

The Company's remaining 10,000,000 shares of Common Stock, issued to its founders, officers and directors, have not been registered under the Securities Act. These unregistered shares are "restricted securities" under Rule 144 promulgated by the Commission under the Securities Act, and may be sold only subject to the limitations of that Rule. In general, under Rule 144 a holder of restricted securities may sell them in public market transactions only after a holding period of two years and then only in ordinary "broker's transactions" where the only commission paid is a normal brokerage commission.
 Sales of restricted securities within any three month period securities may not exceed the greater of (i) one percent of the total number of all such securities of the same class then outstanding (approximately 147,850 shares of the Company's Common Stock following this offering), or (ii) the average weekly trading volume in such securities during the four calendar weeks preceding the filing of a Form 144 Notice with respect to the sale. Such sales are also subject to the availability of current public information about the Company. Under Rule 144(k) a person who is not deemed to have been an "affiliate" at any time during the 90 days preceding a sale and who has beneficially owned the shares to be sold for at least three years is entitled to sell them without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.

UNDERWRITING
The Underwriters named below have severally agreed, on a firm commitment basis and subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company that number of Shares set forth opposite their names:

Name of Underwriter


Number
of Shares

R.T.G. Richards & Co., Inc.












Total



        _______





        700,000
The Underwriters have advised the Company that they propose to sell the Shares to the public at the initial public offering price set forth on the cover page of this Prospectus and that they may offer shares to certain selected dealers who are members of the National Association of Securities Dealers, Inc. at that price less a concession not in excess of $________ per share, from which there will be no reallowance to other dealers. The Company has been advised that the Underwriters do not intend to sell any of the shares offered in the initial public offering to accounts over which they exercise any discretionary authority.

The Company has granted the Underwriters an option to purchase up to 105,000 additional Shares solely to cover overallotments. Sales of these shares will be made at the public offering price less the Underwriters' discount set forth on the cover page. This overallotment option may be exercised within 30 days after the date of this Prospectus and, if exercised, will obligate all Underwriters to purchase their pro rata percentage of the shares purchased in the proportions stated above in the table.

Pursuant to other provisions of the Underwriting Agreement:
(i) The Company will indemnify the Underwriters and the Underwriters will indemnify the Company against certain liabilities, including liabilities under the Securities Act, arising out of the initial public offering.

(ii) The Company will pay the Underwriters a non-accountable expense allowance of $147,000, being three percent of the initial public offering price of the 700,000 Shares sold in the offering ($169,050 if the Underwriter's overallotment option is fully exercised).

(iii) The Company will hire R.T.G. Richards & Co., Inc. as a financial consultant for a period of two years following completion of the offering, at a fee of $36,000 per year, payable at the closing.

(iv) The Company will issue to the Underwriters warrants to purchase an aggregate of 70,000 shares of Common Stock at a price equal to 120% of the public offering price of the Shares, exercisable for a period of four years, commencing twelve months following the date of this Prospectus. The warrants may be transferred only to the Underwriters and their officers, directors, principals and employees. The shares issuable on exercise of the warrants have been registered under the Securities Act and the Company has agreed to deliver a Prospectus for use by their holders in selling such shares in the public market.

        LEGAL MATTERS
The validity of the shares offered hereby and general corporate legal matters will be passed upon for the Company by Jackson & Nash, LLP, New York, New York. Certain legal matters relating to the sale of the shares and Warrants in the offering will be passed upon for Underwriters by Charles O'Rourke, Esq., Garden City, New York.

        EXPERTS
The financial statements of the Company included in this prospectus have been audited to the extent indicated by independent public accountants of Horton & Company, LLC, as set forth in their report with respect to such financial statements, and such statements have been included herein in reliance on such report and the authority of said firm as experts in accounting and auditing.

        ADDITIONAL INFORMATION
Reports to Stockholders
The Company intends to furnish its shareholders with annual reports containing audited financial information and, for each of the first three quarters of each fiscal year, quarterly reports containing unaudited financial information. The Company's fiscal year ends on June 30th.

Other Public Information
The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Securities and Exchange Commission (No. __________) registering the Shares to be sold in the offering. As permitted by the Commission's rules and regulations, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and related notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for its complete contents.

This Registration Statement, as well as all reports and other information filed by the Company with the Commission, may be inspected at the Public Reference Office of the Commission at 450 Fifth Street, N.W. Washington, DC 20549 and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of the complete Registration Statement may be obtained at prescribed rates by mail from the public reference office of the Commission at 450 Fifth Street, N.W., Washington, DC 20549.

JJFN SERVICES, INC.
(formerly J & J FINANCIAL SERVICES, INC.)
AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




        Page

Independent Auditors' Report    F-2

Consolidated balance sheet as of December 31, 1995      F-3

Consolidated statement of operations for the period
   November 2, 1995 (date of incorporation) through December 31, 1995
        F-4

Consolidated statement of stockholders' equity for the period
   November 2, 1995 (date of incorporation) through December 31, 1995
        F-5

Consolidated statement of cash flows for the period November 2, 1995
   (date of incorporation) through December 31, 1995    F-6 - F-7

Notes to consolidated financial statements      F-8 - F-12


INDEPENDENT AUDITORS' REPORT


The Board of Directors
JJFN Services, Inc.
Garden City, New York


We have audited the accompanying consolidated balance sheet of JJFN Services, Inc. (formerly J & J Financial Services, Inc.) and subsidiary as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period November 2, 1995 (date
of incorporation) through December 31, 1995.  These   financial  statements are
the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JJFN Services, Inc. (formerly J & J Financial Services, Inc.) and subsidiary as of December 31, 1995, and the results of its consolidated operations and its consolidated cash flows for the period November 2, 1995 (date of incorporation) through December 31, 1995 in conformity with generally accepted accounting principles.

January 29, 1996, except for the last paragraph    of Note 7, as to which the
date is February 9, 1996

JJFN SERVICES, INC.
(formerly J & J FINANCIAL SERVICES, INC.)
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET

December 31, 1995

ASSETS
Model homes on lease, at cost, net of
   accumulated depreciation of $7,192 (Notes 3 and 7)           $1,930,788

Other assets:
   Cash               62,102
   Marketable securities (Notes 2 and 4)                1,500,000
   Deferred financing costs                        15,200
   Deferred acquisition costs                    4,000

                  1,581,302
          Total assets          $3,512,090


LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Notes payable (Note 4)               $   955,457
   Accounts payable and accrued expenses                36,972
   Unearned rental revenue              19,333
   Preferred distribution payable (Note 5)                     10,000

          Total liabilities               1,021,762

Commitments (Notes 6 and 7)             -

Stockholders' equity (Notes 5 and 6):
   Convertible preferred stock, $.01 par value
     25,000,000 shares authorized,
          400,000 shares issued and outstanding         4,000
   Common stock, $.001 par value
     50,000,000 shares authorized
     10,000,000 shares issued and outstanding               10,000
   Additional paid-in capital           2,476,000
   Retained earnings                        328

          Total stockholders' equity              2,490,328

          Total liabilities and stockholders' equity            $3,512,090



        See notes to consolidated financial statements




JJFN SERVICES, INC.
(formerly J & J FINANCIAL SERVICES, INC.)
AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS

For the period November 2, 1995 (date of incorporation) through December 31, 1995



Rental revenue (Note 3) $ 33,116

Operating expenses:
   Interest ( Note 4)   10,625
   Professional fees    14,500
   Depreciation         7,192
   Other                                471

                           32,788

Net income              $      328


See notes to consolidated financial statements

JJFN SERVICES, INC.
(formerly J & J FINANCIAL SERVICES, INC.)
AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the period November 2, 1995 (date of incorporation) through December 31, 1995



                Additional
                                      Preferred stock       Common
Stock                      Paid-In           Retained
                           Shares       Amount                 Shares
Amount             Capital           earnings

Common stock issued at inception          -             $        -  10,000,000
        $10,000         $1,490,000      $         -

Preferred stock issued          400,000 4,000   -               -       996,000
        -

Preferred distribution          -           -           -       -       (10,000)
        -

Net income                             -                  -           -
              -                    -                        328


Balances, December 31, 1995        400,000      $       4,000
        10,000,000       $ 10,000       $2,476,000         $          328


See notes to consolidated financial statements


JJFN SERVICES, INC.
(formerly J & J FINANCIAL SERVICES, INC.)
AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS

For the period November 2, 1995 (date of incorporation) through December 31, 1995


Cash flows from operating activities:
    Net income                                                  $
328
    Adjustments to reconcile net income to net cash
       provided by operating activities:
           Depreciation                                 7,192
           Rental revenue paid to related party                         (40,323)
           Changes in assets and liabilities:
           Increase in accounts payable and accrued expenses
        28,272
              Increase in unearned rental revenue
19,333

                Net adjustments
14,474

                Net cash provided by operating activities
14,802


Cash flows from financing activities:
    Advances from stockholders                                  62,500
    Deferred financing costs
(15,200)

                Net cash provided by financing activities
47,300

Net increase in cash                                    62,102

Cash at beginning of period                                             -

Cash at end of period                                   $  62,102


See notes to consolidated financial statements



JJFN SERVICES, INC.
(formerly J & J FINANCIAL SERVICES, INC.)
AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS

For the period November 2, 1995 (date of incorporation) through December 31, 1995

Supplemental schedules of non-cash investing and financing activities:

During the period ended December 31, 1995, the Company acquired model homes at a cost of $1,937,980. Such purchases were financed as follows:

 Model homes acquired                            $  1,937,980
 Funds deposited into escrow by stockholders       (1,933,280)
   Accounts payable                                    (4,700)

 Capital expenditures                            $          -


During the period ended December 31, 1995, the Company issued common and preferred stock as follows:

Common stock issued                             $ 1,500,000
Preferred stock issued                            1,000,000
 Consideration received:
 Marketable securities received                  (1,500,000)
Funds deposited into escrow in connection
 with acquisition of model homes                 (1,000,000)

Proceeds from issuance of common
  and preferred stock                          $         -


JJFN SERVICES, INC.
(formerly J & J FINANCIAL SERVICES, INC.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period November 2, 1995 (date of incorporation) through December 31, 1995


1.      Summary of significant accounting policies

This summary of significant accounting policies of JJFN Services, Inc. (formerly J & J Financial Services, Inc.) and subsidiary (hereinafter the "Company") is presented to assist in understanding the consolidated financial statements. The consolidated financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the consolidated financial statements.

                Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Principles of consolidation

The accompanying consolidated financial statements include the accounts of JJFN Services, Inc. for the period November 2, 1995 (date of incorporation) through December 31, 1995, and of its wholly-owned subsidiary, Priority Financial, Inc. ("PFI") for the period from the date of incorporation (November 21, 1995) through December 31, 1995.

                History and business activity

JJFN Services, Inc. is engaged in the purchase and leasing of model homes and accounts receivable factoring and financing. Through December 31, 1995, the Company had purchased 13 model homes from subsidiaries of K. Hovnanian Enterprises, Inc. ("Hovnanian") a nationally known home builder and real estate developer. Concurrent therewith, the Company entered into arrangements to lease back the units to Hovnanian under operating lease agreements.

        Concentration of credit risk

To date, all of the model homes that the Company has purchased are located in Florida. All such homes are leased to a single lessee (Hovnanian). See Notes 3 and 7.

                Depreciation

Model homes on lease are carried at cost. Depreciation is provided on the straight-line method over an estimated useful life of 30 years. Cost includes $386,656 of cost allocated to land.

Maintenance, repairs and renewals which neither materially add to the value of the homes nor appreciable prolong their lives are charged to expense as incurred. Gains or losses or disposition of model homes are included in income.

1.      Summary of significant accounting policies (continued)

                Accounting standards change

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ( "SFAS 121") which is effective for fiscal years beginning after December 15, 1995. The Company will be required to adopt SFAS 121 for the fiscal year beginning July 1, 1996. However, based on a preliminary evaluation of the requirements of SFAS 121, management does not expect any material impact on the Company's consolidated financial position. SFAS 121 provides additional guidance on when long-lived assets should be reviewed for possible impairment, how impairment losses should be measured and when such losses should be recognized. In addition to long- lived assets, SFAS 121 amended the accounting standards for valuing real estate assets to the lower of cost or fair value less cost to sell (for certain assets the lower of cost or fair value) from the lower of cost or net realizable value.

Under SFAS 121, real estate assets are to be reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable such as a significant decrease in market value, a significant adverse change in legal factors or business climate, a significant change in intended use, an accumulation of costs significantly in excess of the amount originally expected, or current period losses combined with a history of losses or a forecast of continuing losses. If indications are that the carrying amount of an asset may not be recoverable, SFAS 121 requires an estimate of the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss must be recognized to write down the asset to its estimated fair value less cost to sell. While the determination of whether a property is impaired under the new accounting standard is similar to previous accounting standards, the amount of a write-down under SFAS 121 could be greater than under the previous standards. Fair value differs from net realizable value in that, among other things, fair value assumes a cash sale under current market conditions, considers a potential purchaser's requirement for future profit and discounts the timing of estimated future cash receipts, whereas net realizable value is the price obtainable in the future based on the current intended use of the land, net of disposal and holding costs, without provision for future profits or discounting future cash flow to present value.

2.      Marketable securities

Marketable securities, which consist of equity securities available-for-sale, are shown in the balance sheet at fair value. The cost of securities sold is determined using the specific identification method.

On November 30, 1995, the Company acquired 300,000 shares of Antares Resources Corporation ("Antares"), a publicly held company whose stock is traded on the NASDAQ Small-Cap Stock Market. At December 31, 1995, the fair value of the securities approximates cost. While the listed bid price of the stock is $61/2 per share at December 31, 1995, the market value is discounted to
reflect an estimated block trading price.   The  securities are used to secure
stockholder loans (Note 4).

The Company's investment represents approximately 4% of the outstanding common stock of Antares. Antares owns all of the Company's convertible preferred stock (Note 5).

Two officers and directors of the Company are also directors of Antares. Two other directors of the Company are also directors of Antares.

3.      Leasing arrangements

The Company has entered into a series of thirteen operating leases with Hovnanian (the "Lessee") (Note 1) which provide for monthly lease payments equal to 1% of the Company's purchase price of each premises. Under the terms of the lease agreements, all expenses arising during the term of the lease shall be paid by the Lessee including utilities, homeowner association assessments, maintenance, insurance and real estate taxes. Monthly revenue from leases existing at December 31, 1995 was $19,333.

The leases terminate only upon the sale of the model homes. In connection therewith, the Company has agreed to enter into an exclusive listing agreement with a brokerage affiliate of the Lessee. Such agreement specifies that the commission to the affiliate shall not exceed 1.25% plus a 3% fee to be paid to another broker, if any, who produces a purchaser.

The net profit from the sale of any property (excluding closing costs associated with mortgage financing and commissions) shall be equally divided
between the Company and  the Lessee.   Should the sale price be less than the
purchase price paid by the Company, such deficiency shall be funded from a guaranty fund, described in the following paragraph. If the fund is depleted, the property cannot be sold until such time that it can be sold without a deficit.

The Lessee has provided a fund to be held in escrow as an additional guaranty to the Company to secure the lease payments and the recovery of the purchase price and all related costs. Such fund shall be equal to 5% of the Company's purchase price including related costs. The lessee has provided a surety bond to secure its performance.

During November 1995, the Company entered into a contract to sell one of its model homes for $170,000. The property was purchased at a cost of $163,641. Such sale is expected to close in March 1996.

4.      Notes payable

Notes payable represent advances made to the Company by various stockholders. The notes are payable on demand, bear interest at 9% and are secured by marketable  securities (Note 2).


Interest on notes payable totaled $10,625 for the initial period ended December 31, 1995.

5.      Stockholders' equity

                Convertible preferred stock

On November 2, 1995, the Company issued 400,000 shares of its 6% participating preferred stock. Each share is convertible into one share of the Company's common stock commencing in December 1996. The preferred stockholders are entitled to 50% participation in the rental revenue stream up to $60,000 per year. The preferred stock is redeemable at the option of the Company, on the basis of 105% within the first six-months, 104% within the second six- months, 103% within the third six-months, 102% within the fourth six months, 101% within the fifth six-month period and 100% thereafter.

The Board of Directors declared a regular quarterly distribution of $15,000 payable on February 1, 1996. Through December, $10,000 was accrued as a preferred distribution and is to be paid out of additional paid-in capital due to the lack of available retained earnings.

6.      Commitments

                Merger agreement

On December 29, 1995, the Company executed a letter of intent to merge with JJFN Holdings, Inc. ("JJFN"). JJFN is a publicly-held company which was inactive until it commenced operations as a construction contractor through a wholly-owned subsidiary on December 29, 1995. Under the terms of the proposed agreement, Priority Financial, Inc. ("PFI"), a wholly owned subsidiary of the Company, shall be merged into JJFN which shall be the surviving subsidiary corporation. On the effective date of the merger, each
non-dissenting   JJFN shareholder shall be entitled to receive one share of the
Company's common stock for each share of JJFN's common stock. The preferred stockholders of JJFN shall be entitled to receive one share of the Company's common stock for each 50 shares of preferred stock owned. On the effective date of the merger, the Company will also assume JJFN's rights and obligations under the stock option and consulting agreements with Tarlton Company, Ltd. ("Tarlton") as described below, as well as all other obligations of JJFN.

The merger agreement also provides that the Company shall file a registration statement with the Securities and Exchange Commission in order to register all shares issued or to be issued to JJFN shareholders and those shares issued
pursuant to the Tarlton agreements.   The merger  agreement is subject to the
registration statement becoming effective.

Two officers and directors of the Company are also officers and directors of JJFN. Three other directors of the Company are also directors of JJFN


                Stock option and consulting agreements to be assumed

On December 8, 1995, JJFN entered into an Offshore Securities Subscription Agreement which gives Tarlton the option to purchase up to 5,000,000 shares of JJFN's common stock at $1.50 per share. The purchase price is based on the estimated market value of JJFN's common stock as of the date of the option agreement. The agreement is assignable to JJFN Services, Inc. (formerly J & J Financial Services, Inc.), under the terms of the Company's proposed merger. In the event of the merger, the options issued shall become an obligation of the Company.

Concurrent with the above agreement, JJFN entered into a consulting agreement with Tarlton whereby Tarlton would provide a variety of consulting and financial advisory services. In return, Tarlton will receive a placement fee of up to 1,250,000 shares of JJFN's common stock, of which 550,000 shares are payable January 1996, and 140,000 shares payable each succeeding month. This agreement is also assignable to the Company in the event of a merger.

In the event that the proposed merger takes place and Tarlton exercises its option to purchase the full 5,000,000 shares and receives the placement fee of 1,250,000 shares, Tarlton would own approximately 34% of the outstanding common stock of the consolidated entity. Such stock could be freely traded with the use of a prospectus. Shares issued as a placement fee will be treated as a reduction of the per share price of the stock purchased under the option agreement. The exercise of the option agreement is not expected to have any impact on the management or operations of the Company other than providing additional capital and liquidity.

7.      Subsequent events

On January 24, 1996, the Company purchased six additional model homes from Hovnanian and entered into leases under the same terms as described in Note 3.
 The total acquisition price of the six homes was $1,320,549. Monthly revenue from such leases will be $13,205.

7.      Subsequent events (continued)

On January 24, 1996, the Company closed on a $2,100,000 mortgage loan. The loan bears interest at 1% over prime with interest only payable monthly. The loan balance is due and p payable on February 1, 1998. The loan is secured by the Company's real estate and by the leases described in Note 3 and in the previous paragraph.

Pursuant to a resolution by the Board of Directors, the certificate of incorporation was amended to change the Company's name to JJFN Services, Inc. The change was effective February 9, 1996.


JJFN SERVICES, INC.
AND SUBSIDIARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


(Unaudited)

Page

        Consolidated balance sheet as of May 31, 1996           F-2 - F-3

        Consolidated statement of operations for the period
        November 2, 1995 (date of incorporation) through May 31, 1996   F-4

        Consolidated statement of stockholders' equity for the period
         November 2, 1995 (date of incorporation) through May 31, 1996  F-5

        Consolidated statement of cash flows for the period November 2, 1995
          (date of incorporation) through May 31, 1996          F-6 - F-7

        Notes to consolidated financial statements              F-8 - F-16

        Additional information          F-17 - F-18

JJFN SERVICES, INC.
        AND SUBSIDIARY
        CONSOLIDATED BALANCE SHEET

        May 31, 1996

        (Unaudited)

        ASSETS

        Model homes on lease, at cost, net of
        accumulated depreciation of $62,841 (Notes 5 and 8)     $11,270.719

        Other assets:
        Cash            1,699,813
                Contract receivables            196,000
                Costs and estimated earnings in excess of
                  billings on uncompleted contracts             3O,000
        Marketable securities (Notes 3 and 10)          1,462,500
        Land and development costs              378,364
        Prepaid expenses                20,397
        Construction equipment, net of accumulated
        depreciation of $16,923 (Note 9)                200,365
        Office furniture and equipment, net of accumulated
            depreciation of $3,020              66,499
        Deferred finance charges and other assets               184,295
        Intangibles (Note 4)            377.363

        4,615.596

        Total assets             $15,886.315









See notes to consolidated financial statements

        JJFN SERVICES, INC.
        AND SUBSIDIARY
        CONSOLIDATED BALANCE SHEET

        May 31, 1996

        (Unaudited)

        LIABILITIES AND STOCKHOLDERS' EQUITY

        Liabilities:
                Line of credit (Note 6)         $ 161,295
                Accounts payable and accrued expenses           344,942
                Unearned rental revenue         113,261
                Preferred distribution payable (Note 11)                5,000
                Stockholder notes payable (Note 10)             2,193,184
                Note payable (Note 7)           450,000
                Mortgages payable (Note 8)              6,490,946
                Long-term debt (Note 9)         22,157

                Total liabilities               9.780,785

        Commitments (Notes 13 and 14)

        Stockholders' equity (Notes 11 and 13):
  Convertible preferred stock, $.01 par value
          25,000,000 shares authorized,
            400,000 shares issued and outstanding               4,000
        Common stock, $.001 par value
          50,000,000 shares authorized
          14,084,990 shares issued and outstanding              14,085
        Additional paid-in capital              6,206,923
        Accumulated deficit             (119,478)

                Total stockholders' equity              6,105,530

                Total liabilities and stockholders' equity      $15.886.315



See notes to consolidated financial statements

JJFN SERVICES, INC.
        AND SUBSIDIARY
        CONSOLIDATED STATEMENT OF OPERATIONS

        For the period November 2, 1995 (date of incorporation) through May 31,1996
(Unaudited)

        Revenues:
                Lease revenue (Note 5)          $ 305,214
                Construction revenue            31,500
                Gain on sale of model homes (Note 5)            7,756

                        344,470
        Costs and expenses:
                Cost of construction revenue            28,427
                Interest and financing costs            181,398
                Professional fees               35,959
                Consulting fees         39,070
                Salaries and wages              69,956
                Depreciation and amortization           92,811
                Other           47,515

            495,136
        Loss from operations            (150,666)

        Other income:
                Gain on sale of marketable securities           26,250
                Interest income         4.938

        31,188

        Net loss                $ (119,478)

Net loss per share              $ .012)






See notes to consolidated financial statements

JJFN SERVICES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the period November 2, 1995 (date of incorporation) through May 31, 1996

        (Unaudited)



                        Additional
        Preferred stock   Common Stock    Paid-In       Accumulated
  Shares      Amount              Shares      Amount        Capital     deficit

Common stock issued at inception- $ -10,000,000 $1O,000 $1,490,000      $     -

Preferred stock issued  400,000       4,000  -      -          996,000     -

Preferred distributions    -    -       -      -          (35,000)    -

Common stock issued in merger   -    -    4,084,990    4,085    3,755,923   -

  Net loss    -    -    -   -             (119.478)

 Balances, December 31, 1995
  400.000 $ 4.000 14.084.990  $ 14.085  $6.206.923 $ (119.478)




See notes to consolidated financial statements

JJFN SERVICES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period November 2, 1995 (date of incorporation) through May 31, 1996

(Unaudited)
        Net loss                $ (119.478)
        Adjustments to reconcile net loss to net cash
                used in operating activities:
                        Amortization expense            21,041
                        Depreciation expense            72,878
                        Gain on sale of model homes             (7,756)
                        Gain on sale of marketable securities           (26,250)
                        Changes in assets and liabilities, net of effects
                          from business combination:
                        Increase in contract receivables                (1,500)
                        Increase in costs and estimated earnings in excess
                    of billings on uncompleted contracts            (30,000)
                     Increase land and development costs             (5,410)
                                Increase in prepaid expenses            (5,843)
                                Increase in security deposits           (2,950)
                Increase in accounts payable and accrued expenses       130,930
                Increase in unearned rental revenue             113.261

                                            Total adjustments           258.401

              Net cash provided by operating activities      138.923

        Cash flows from investing activities:

                     Cash acquired in business combination           1,644,480
                        Purchase of model homes         (2,018,818)
                        Proceeds from sale of model homes               229,520
                        Rent paid to affiliate          (40,621)
           Proceeds from sale of marketable securities             313,750
                        Capital expenditures            (37,788)

                Net cash provided by investing activities       90,523

        Cash flows from financing activities:

                        Proceeds from mortgages payable         1,383,099
                   Principal payments on mortgages payable         (134,030)
                        Financing costs         (70,831)
                        Proceeds from stockholder loans         158,250
                        Loans from affiliate            200,000
                        Acquisition costs               (36,121)
                        Preferred distributions         (30 000)

                    Net cash provided by financing activities       1,470,367

        Net increase in cash            1,699,813

Cash at beginning of period                          -

        Cash at end of period           $1.699.813

See notes to consolidated financial statements

JJFN SERVICES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS
For the period November 2, 1995 (date of incorporation) through May 31,1996

(Unaudited)

Supplemental schedules of non-cash investing and financing activities:
During the period ended May 31, 1995, the Company acquired model homes at a cost of $11,835,986. Such purchases were financed as follows:



        Model homes acquired    $ 11,835,986
        Funds deposited into escrow by stockholders
        and affiliates  (4,374,913)
        Bank borrowings                 (5,442,255)
        Expenditures for acquisition of model homes     $ 2,018.818


In connection with the Company's initial capitalization, the Company issued common and preferred stock as follows:


        Common stock issued     $ 1,500,000
        Preferred stock issued  1,000,000
        Consideration received:
        Marketable securities received  (1,500,000)
        Funds deposited into escrow in connection with acquisition of model homes (1.000.000)

        Proceeds from issuance of common
                and preferred stock             $       -

During the period ended May 31, 1996, the Company completed a business combination in which it acquired all of the capital stock of JJFN Holdings, Inc. in exchange for 4,084,990 shares of the Company's common stock as follows:

        Cash acquired   $ 1,644,480
        Fair value of non-cash assets acquired  3,468,990
        Liabilities assumed             (1,353.462)

        Common stock and additional paid-in capital issued in business combination $ 3,760,008

JJFN SERVICES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS
For the period November 2, 1995 (date of incorporation) through May 31, 1996
(Unaudited)

1. Summary of significant accounting policies

This summary of significant accounting policies of JJFN Services, Inc. (formerly J & J Financial Services, Inc.) and subsidiary (hereinafter the "Company") is presented to assist in understanding the consolidated financial statements. The consolidated financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the consolidated financial statements.


Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Principles of consolidation


The accompanying consolidated financial statements include the accounts of JJFN Services, Inc. for the period November 2, 1995 (date of incorporation) through May 31, 1996, and of its whollyowned subsidiary, JJFN Holdings, Inc. ("Holdings") and its wholly-owned subsidiary, Iron Eagle Contracting and Mechanical!, Inc. ("Iron Eagle") for the period from the date of acquisition (May 15, 1996) through May 31, 1996.

History and business activity

The Company was originally incorporated as J & J Financial Services, Inc. Effective February 9, 1996, the Certificate of Incorporation was amended to change the Company's name from J & J Financial Services, Inc. to JJFN Services, Inc.


JJFN Services, Inc. is engaged in the purchase and leasing of model homes and accounts receivable factoring and financing. Through May 31, 1996, the Company had purchased 19 model homes from subsidiaries of K. Hovnanian Enterprises, Inc. ("Hovnanian") and 42 model homes from Engle Homes, Inc. ("Engle"). Both Hovnanian and Engle are nationally known home builders and real estate developers. Concurrent therewith, the Company entered into arrangements to lease back the units to the builders under operating lease agreements.


JJFN Holdings, Inc. is inactive. Iron Eagle Contracting and Mechanical, Inc. is a construction contractor and real estate developer. Iron Eagle is developing a tract of land in Ozone Park, Queens, New York to build two-family homes.

Construction revenue and cost recognition


Revenue from construction contracts is recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to estimated total costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenue when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated. General and administrative costs are charged to expense as incurred.


The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed.

Concentration of credit risk

Through May 31, 1996, the model homes that the Company has purchased are located in Florida, Colorado, North Carolina, Virginia and Texas. All such homes are leased to either Hovnanian or Engle (Note 5).

At May 31, 1996, the Company had a cash balance with four banks which were, in the aggregate, $1,222,082 in excess of the $100,000 limit insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Depreciation

Property and equipment are carried at cost. Depreciation is provided on the straight-line method over the following estimated useful lives:

Model homes on lease 30 years Construction equipment 5 years Office furniture and equipment 5 years

Maintenance, repairs and renewals which neither materially add to the value of the homes nor appreciable prolong their lives are charged to expense as incurred. Gains or losses or disposition of model homes are included in income.

Deferred  finance charges

Deferred finance charges are carried at cost. Amortization is provided on the straight-line method over the lives of the loans to which the deferred finance charges relate. Amortization expense of deferred finance charges was $18,882 for the period ended May 31, 1996. Accumulated amortization of deferred finance charges totaled $18,882 at May 31, 1996.

:
        1.      Summary of significant accounting policies (continued)

Accounting standards change

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of' ( "SFAS 121") which is effective for fiscal years beginning after December 15, 1995. The Company will be required to adopt SFAS 121 for the fiscal year beginning July 1, 1996. However, based on a preliminary evaluation of the requirements of SFAS
 121, management does not expect any material impact on the Company's consolidated financial position. SFAS 121 provides additional guidance on when long-lived assets should be reviewed for possible impairment, how impairment losses should be measured and when such losses should be recognized. In addition to long-lived assets, SFAS 121 amended the accounting standards for valuing real estate assets to the lower of cost or fair value less cost to sell (for certain assets the lower of cost or fair value) from the lower of cost or net realizable value.

Under SFAS 121, real estate assets are to be reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable such as a significant decrease in market value, a significant adverse change in legal factors or business climate, a significant change in intended use, an accumulation of costs significantly in excess of the amount originally expected, or current period losses combined with a history of losses or a forecast of continuing losses. If indications are that the carrying amount of an asset may not be recoverable, SFAS 121 requires an estimate of the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss must be recognized to write down the asset to its estimated fair value less cost to sell. While the determination of whether a property is impaired under the new accounting standard is similar to previous accounting standards, the amount of a write-down under SFAS 121 could be greater than under the previous standards. Fair value differs from net realizable value in that, among other things, fair value assumes a cash sale under current market conditions, considers a potential purchaser's requirement for future profit and discounts the timing of estimated future cash receipts, whereas net realizable value is the price obtainable in the future based on the current intended use of the land, net of disposal and holding costs, without provision for future profits or discounting future cash flow to present value.


Loss per common share


Loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. For the period November 2, 1995 through May 31, 1996, the weighted average number of shares used in the calculation was 10,327,571. Primary loss per common share does not include the effect of common stock equivalents because the effect of such inclusion would be to reduce loss per common share. Fully diluted loss per share amounts are not presented because they are anti-dilutive.

2. Business combination

In a statutory merger which became effective May 15, 1996, the Company acquired all of the stock of Holdings in exchange for 4,084,990 shares of its $.001 par value common stock. The acquisition was accounted for as a purchase.

Holdings was a publicly-held company which was inactive until it commenced operations as a construction contractor through its wholly-owned subsidiary, Iron Eagle, on December 29, 1995. Under the terms of the merger agreement, Priority Financial, Inc. ("PFI"), a wholly-owned subsidiary of the Company, merged into Holdings which became the surviving subsidiary corporation. On the effective date of the merger, each non-dissenting Holdings shareholder received one share of the Company's common stock for each share of Holdings common stock. The preferred stockholders of Holdings received one share of the Company's common stock for each 50 shares of preferred stock owned. On the effective date of the merger, the Company also assumed the rights and obligations of Holdings under the stock option and consulting agreements with Tarlton Company, Ltd. ("Tarlton") as described in Note 13, as well as all other obligations of Holdings.

The merger agreement also provided that the Company file a registration statement with the Securities and Exchange Commission in order to register all shares issued or to be issued to Holdings shareholders and those shares issued pursuant to the Tarlton agreements. The merger was completed upon the effective date of the registration statement (May 15, 1996). As a result, JJFN Services, Inc. became a publicly held company.

3. Marketable securities

Marketable securities, which consist of equity securities available-for-sale, are shown in the balance sheet at fair value. The cost of securities sold is determined using the specific identification method.

The Company owns 585,000 shares of Antares Resources Corporation ("Antares"), a publicly held company whose stock is traded on the NASDAQ Small-Cap Stock Market. At May 31, 1996, the fair value of the securities approximates cost. While the listed bid price of the stock is $4 per share at May 31, 1996, the market value is discounted to reflect an estimated block trading price. The securities are used to secure stockholder loans (Note 10).

The Company's investment represents approximately 4% of the outstanding common stock of Antares. Antares owns all of the Company's convertible preferred stock (Note 11).

Two officers and directors of the Company are also directors of Antares. Two other directors of the Company are also directors of Antares.

4. Intangibles

Intangibles consist of the following:

                Restrictive covenants   $263,333
                Customer contacts       53,203
                Goodwill        60,570
                Organization costs       257

$377.363

Customer contacts, restrictive covenants and goodwill are carried at cost and were acquired in the asset acquisition described in Note 2. Customer contacts are being amortized on the straight-line method over the five-year life of the employment agreements with two individuals (Note 13). Restrictive covenants are being amortized on the straight-line method over the seven-year period specified in the employment agreements. Goodwill is being amortized over a fifteen year period. For the period from November 2, 1995 through May 31, 1996, amortization expense of intangibles totaled Accumulated amortization of intangibles was $38,636 at May 31, 1996.

5. Leasing arrangements

The Company has entered into a series of operating leases with Hovnanian and Engle (the "Lessees") (Note 1) which provide for monthly lease payments equal to 1% of the Company's purchase price of each premises. Under the terms of the lease agreements, all expenses arising during the term of the lease shall be paid by the Lessee including utilities, homeowner association assessments, maintenance, insurance and real estate taxes. Monthly revenue from leases existing at May 31, 1996 was $113,293.

The leases terminate only upon the sale of the model homes. In connection therewith, the Company has agreed to enter into an exclusive listing agreement with a brokerage affiliate of the Lessee. Such agreement specifies that the commission to the affiliate shall not exceed 1.25% plus a 3% fee to be paid to another broker, if any, who produces a purchaser.

The net profit from the sale of any property (excluding closing costs associated with mortgage financing and commissions) shall be equally divided between the Company and the Lessee. Should the sale price be less than the purchase price paid by the Company, such deficiency shall be funded from a guaranty fund, described in the following paragraph. If the fund is depleted, the property cannot be sold until such time that it can be sold without a deficit.

The Lessees have provided surety bonds as an additional guaranty to the Company to secure the lease payments and the recovery of the purchase price and all related costs. Such bonds are equal to 5% of the Company's purchase price including related costs.

During the period November 2, 1995 through May 31, 1996, the Company sold three of its model homes for a total sales price of $515,000. The Company recognized a total gain on the sales of $7,756.

6. Line of credit

The Company has a $250,000 credit line with Damill Capital Corp. ("Damill"), a corporation which is owned by a principal stockholder of the Company. The line of credit bears interest at the rate of 16% per annum on the outstanding portion of principal and loan origination fee of 7.5% of the committed amount. Interest is payable on a monthly basis. The line of credit is secured by all assets of Holdings, including stock in any subsidiaries.

Damill has the right to convert the loan plus unpaid interest and origination fees into common stock at a conversion price of $.01 per share.

7. Note payable

Iron Eagle has entered into a loan agreement which provides for up to $600,000 of financing to be used for working capital and asset acquisitions. The loan bears interest at 12% with interest only payable monthly and the principal balance due on October 31, 1997. The note is secured by substantially all assets of Iron Eagle. In conjunction therewith, Iron Eagle entered into consulting agreements (Note 13).

Through May 31, 1996, $17,188 of interest has been capitalized in conjunction with the development of a real estate project.

8.      Mortgages payable

        Mortgages payable consist of the following:

        Mortgage payable to a bank, bearing interest at prime plus 1% with
interest only         payable monthly. The loan balance is due February 1998.
The loan is secured by         the 16 model homes purchased from Hovnanian and
by the related leases described         in Note 5.      $1,703,866

        Mortgage payable to a bank, bearing interest at 8.625% with interest
only payable         monthly. The loan balance is due May 1998. The loan is
secured by 15 model         homes purchases from Engle and by the related
leases described in Note 5.       2,300,000         Mortgage payable to a bank
in monthly installments of $32,191, including interest         at 9.25%, until
maturity in April 1999. The loan is secured by 15 model homes         purchased
from Engle and by the related leases described in Note 5.     2,487,080
$6,490,946

Maturities of mortgages payable are as follows:
        Year ending May 31, 1997        $ 163,036
        Year ending May 31, 1998        4,182,639
        Year ending May 31, 1999        2,145,271

$6,490,946

9. Long-term debt

Long-term debt consists of a 10% note payable in monthly installments of $1,063, including interest, through April 1998. The note is secured by construction equipment.

Maturities of long-term debt are as follows:

        Year ending May 31, 1997        $ 11,031
        Year ending May 31, 1998        11.126

$ 22.157

10. Stockholder notes payable

Stockholder notes payable represent advances made to the Company by various stockholders. The notes are payable on demand, bear interest at 9% and are secured by marketable securities (Note 3). Interest on stockholder notes payable totaled $65,428 for the period November 2, 1995 through May 31, 1996. Accrued expenses includes $86,584 of accrued interest payable to stockholders.

11. Stockholders' equity

Convertible preferred stock

On November 2, 1995, the Company issued 400,000 shares of its 6% participating preferred stock. Each share is convertible into one share of the Company's common stock commencing in December 1996. The preferred stockholders are entitled to 50% participation in the rental revenue stream up to $60,000 per year. The preferred stock is redeemable at the option of the Company, on the basis of 105% within the first six-months, 104% within the second six-months, 103% within the third six-months, 102% within the fourth six months, 101% within the fifth six-month period and 100% thereafter.


The Company has paid regular quarterly distributions of $15,000 on February 1 and May 1, 1996. Through May 31, 1996, $5,000 was accrued as a preferred distribution payable. All distributions paid and accrued have been made out of additional paid-in capital due to the lack of available retained earnings.

12. Income taxes

The Company has a net operating loss available for carry forward to offset future years' taxable income. The net operating loss expires in the year ending June 30, 2011. Deferred income taxes arise from temporary differences in reporting assets and liabilities for income tax and financial accounting purposes primarily resulting from net operating losses. The components of the deferred tax asset and the related tax effects of the temporary differences are
as         follows:

        Non-current deferred income tax asset
        arising from net operating loss carryforward    $ 30,000

        Valuation allowance             (30.000)

        Net deferred income tax asset                                      $

13. Commitments

Stock option and consulting agreements

As a result of the merger described in Note 2, the Company assumed an Offshore Securities Subscription Agreement which had been previously entered into by Holdings with Tarlton Company, Ltd. ("Tarlton"). Under the terms of that agreement, Tarlton has the option to purchase up to 5,000,000 shares of the Company's common stock at $1.50 per share. The purchase price was based on the estimated market value of the common stock of Holdings as of the date of the option agreement.

Concurrent with the above agreement, Holdings entered into a consulting agreement with Tarlton whereby Tarlton would provide a variety of consulting and financial advisory services. In return, Tarlton will receive a placement fee of up to 1,250,000 shares of the Company's common stock, of which 550,000 shares are payable January 1996, and 140,000 shares payable each succeeding month. This agreement was also assigned to the Company as a result merger.

In the event that Tarlton exercises its option to purchase the full 5,000,000 shares and receives the placement fee of 1,250,000 shares, Tarlton would own approximately 34% of the outstanding common stock of the consolidated entity. Such stock could be freely traded with the use of a prospectus. Shares issued as a placement fee will be treated as a reduction of the per share price of the stock purchased under the option agreement. The exercise of the option agreement is not expected to have any impact on the management or operations of the Company other than providing additional capital and liquidity.

Lease agreement

The Company leases its office space under an operating lease for a three-year term ending in January 1999. Rent expense for the period November 2, 1995 through May 31, 1996 was $6,575. The following is a schedule of future minimum lease payments:

        Year ending May 31, 1997        $17,426
        Year ending May 31, 1998        17,834
        Year ending May 31, 1999        10.542
$45.802
Consulting agreements

In conjunction with the loan agreement described in Note 7, Iron Eagle entered into two consulting agreements. Each agreement is for a six-month period commencing January 1996. Combined payments under the two agreements are $ 1,000 per month. In addition, the agreements provide for a total of 1,200,000 warrants. Such warrants are convertible into 1,200,000 shares of the Company's common stock at $.001 per share.

Effective June 1996, the Company entered into a ten-year consulting agreement with a principal stockholder. The agreement specifies that the consultant shall receive annual compensation of $180,000 with 10% annual increases during the second through tenth years. In addition, the consultant is entitled to certain benefits and participation in any Company bonus or retirement plan.

Employment agreements

Iron Eagle has entered into employment agreements with two individuals. Each agreement is for a five-year period commencing January 1996 and calls for base compensation of $75,000 with annual increases equal to the increase in the cost of living for the New York metropolitan area plus 1%. In addition, each individual is entitled to a performance bonus equal to 7.5% of pre-tax profit of Iron Eagle.

Effective June 1996, the Company entered into a five-year employment agreement with the Company's president. The agreement specifies that the president shall receive annual compensation of $120,000 with 10% annual increases during the second through fifth years. In addition, the president is entitled to certain benefits and participation in any Company bonus or retirement plan.

Land purchase commitment

The Company has made a commitment to acquire a 70 acre tract of land that would be developed by Engle with 370 residential units. The purchase price of the property is $8,595,000 with closing anticipated in October 1996. In addition, the Company would provide $4,500,000 of funding to Engle for site development costs. Engle would purchase the property on a finished lot basis over a scheduled three-year period. Engle would provide a $500,000 non-refundable deposit and post a $4,500,000 surety bond to secure their performance under the contract.

Model home purchase commitments

The Company has also committed to purchase an additional six model homes from Hovnanian for approximately $ 944,000. Such acquisition is expected to close during July 1996.


Loan commitment

During May 1996, the Company received a revolving loan commitment for $10,000,000 from a Florida bank of which $2,500,000 may be used for non-Florida properties.

14. Subsequent events







Model home sales contracts

The Company has a sales contract pending on two model homes. One contract is for a sale price of $ 124,500 on a house which was purchased for $ 118,023. The other contract is for a sale price of $138,000 on a house which was purchased for $130,995.

Mortgage closing

During June 1996, the Company closed on an $857,250 loan from a Virginia bank. The loan is for a two-year period with monthly principal payments of $5,063 plus fixed interest at 2.85 % over the 30-day LIBOR rate at the time of the closing. The loan is secured by five model homes leased to Engle.

Public offering

The Company is in the process of filing a registration statement to raise $4,500,000, net of underwriting discount, through the issuance of its common stock.


Backlog

Iron Eagle has four signed construction contracts totaling $1,255,000. In addition, Iron Eagle has been awarded two construction jobs totaling $787,793 and is awaiting finalization of the contracts.

JJFN SERVICES, INC.
CONSOLIDATED BALANCE SHEET WITH CONSOLIDATING INFORMATION
May 31,1996
(UNAUDITED)

                                                   Iron Eagle      Consolidated
                                        JJFN    JJFN    Contracting and Balance
           Services, Inc.  Holdings        Mechanical, In  Total   Eliminations
        ASSETS
        Model homes on lease, at cost, net of
 accumulated depreciation of 62,841 11,270,719 -   - 11,270,719     11,270,719
        Other assets:
Cash    427,499 1,064,414       207,900 1,699,813               1,699,813
 Contract receivables  0  0    196,000 196,000                         196,000
 Costs and earnings in excess of billings 0      0       30,000  30,000  30,000
Marketable securities 1,212,500  250,000 0 1,462,500             1,462,500
Land and development costs  0      0 378,364        378,364           378,364
  Prepaid expenses                         3,386  0       17,011  20,397  20,397
Construction equipment  0 0       200,365 200,365                     200,365
 Office furniture and equipment          34,137 0         32,362  66,499  66,499
Investment in subsidiary   0      1,000,000    0 1,000,000  (1,000,000)     0
Loan to affiliate  0   2,331,858   0       2,331,858       (2,331,858)     0
Deferred finance charges and other assets
          126,595 0       57,700  184,295                         184,295
Intangibles  45,571 15,000  316,792 377,363                  377,363

Total assets 13,120,407 4,661,272 1,436,494 19,218,173 (3,331,858}  15,886,315

        LIABILITIES AND STOCKHOLDERS' EQUITY

        Liabilities:
 Line of credit    0      161,295 0       161,295                   161,295
        Accounts payable and accrued
expenses     134,129 86,278  124,535 344,942                         344,942
Unearned rental revenue  113,261 0       0       113,261               113,261
Preferred distribution payable  5,000        0       0       5,000    5,000
Loan from affiliate   2,331,858       0  0  2,331,858 (2,331,858)     0
Stockholder loans 1,678,684  514,500 0       2,193,184         2,193,184
        Note payable                     0      0       450,000 450,000 450,000
 Mortgages payable  6,490,946      0       0       6,490,946  6,490,946
 Long-term debt   0      0       22,157  22,157                  22,157
Total liabilities  10,753,878  762,073 596,692 12,112,643 (2,331,858) 9,780,785
        Stockholders' equity:
  Preferred stock                  4,000  9,046   0       13,046  (9,046) 4,000
 Common stock     10,000  4,067   500,000 514,067 (499,982)       14,085
Additional paid-in capital
                2,451,000 8,828,583 500,000 11,779,583 (5,572,660) 6,206,923
Accumulated deficit
                 (98,471) (4,942,501) (160,198) (5,201,170) 5,081,688 (119,482)
Total stockholders' equity
                   2,366,529 3,899,195 839,802 7,105,526 (1,000,000) 6,105,526
Total liabilities and stockholders' equity
        13,120,407 4,661,268 1,436,494 19,218,169 (3,331,858) 15,886,311

JJFN SERVICES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS WITH CONSOLIDATING INFORMATION For the period November 2, 1995 through May 31, 1996
(UNAUDITED)




                          Iron Eagle                      Consolidated
                       JJFN    JJFN    Contracting and                 Balance
Services, Inc.  Holdings, Inc.  Mechanical Inc.  Total   Elimination
        Revenues:
        Lease revenue           305,214 -       -       305,214         305,214






 Construction revenue            -       -       31,500  31,500          31,500
  Gain on sale of model homes     7,756   -       -       7,756           7,756
        312,970         0       31,500  344,470 344,470
        Costs and expenses:
 Cost of construction revenue     0      0       28,427  28,427          28,427
 Interest and financing costs     177,012        3,669   717 181,398  181,398
        Professional fees 26,406                7,797   1,756   35,959  35,959
        Consulting fees 39,070          0       0       39,070  39070
 Salaries and wages               63,054 0       6,902   69,956          69 956
 Depreciation and amortization   89,805  0       3,006   92,811          92,811
        Other            46,372 0       1,143   47,515          47,515
                              441,719 11,466  41,951  495,136         495,136
 Loss from operations (128,749)       (11,466)  (10,451)  (150,666) (150,666)
        Other income:
Gain on sale of marketable securities   26,250  0       0   26,250  26,250
Interest income      4,028   910     0       4,938           4,938
Net loss (98,471)        (10,556)        (10,451)        (119,478)     (119,478)

        PART II
        INFORMATION REQUIRED IN THE PROSPECTUS

Item 13.        Other Expenses of Issuance and Distribution

The following is a list of the expenses the Company expects to pay in connection with the issuance and distribution of the Shares registered hereby, other than underwriting discounts and commissions.

Category of Expenses                            Amount of Expense
SEC Registration Fee    $       2145.88
Legal Fees and Expenses $       35,000.00       *
Accounting Fees and Expenses    $       35,000.00       *
Blue Sky Fees and Expenses      $       25,000.00       *
Fees of Transfer Agent  $       2,500.00        *
Printing and Engraving Expenses $       10,000.00       *
General Expenses        $       3.354.12        *

Total:  $       113,000 *
* Estimated

Item 14.        Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents against expenses, judgment, fines and other amounts paid pursuant to settlement of any pending, completed or threatened legal action to which any of such persons becomes a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation so long as the indemnity has acted in good faith and in a manner he reasonably believes to be or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, has had no reasonable cause to believe that his conduct was unlawful. The Company's Certificate of Incorporation and By-laws provide for indemnification of such persons to the full extent allowable under applicable law.


In the Underwriting Agreement relating to the initial public offering, the Underwriters have agreed to indemnify the Company and its directors and officers (upon the terms and under the circumstances described therein) as to certain civil liabilities, including liabilities under the Securities Act. See Item 17.

Item 15.        Recent Sales of Unregistered Securities

On November 30, 1995, the Company issued to the following persons 10,000,000 shares of Common Stock, for a price of $.15 per share, paid for by delivery of 600,000 shares of Common Stock of Antares Resources Corporation:


    Name and Position or Relationship   Number of Shares


Susan Schlapkohl, President and Chief Executive Officer of Company



        1,000,000

Samuel G. Weiss, Secretary, Counsel
and Director of Company



        150,000

Joan E. Kushay, Assistant Secretary
and Director of Company



        150,000

Janice Rufo, Assistant Secretary and
Director of Company



        100,000

Ralph Wilson, Director of Company



        150,000

David Miller, financial consultant to Company



        1,250,000

Helen Miller, mother of David Miller



        1,250,000

Scott Miller, son of David Miller



        1,250,000

Rita Miller, wife of David Miller



        1,250,000

Warren Miller, brother of David Miller



        200,000

Helen Miller Irrevocable Trust No. 1 (Libo Feinberg, Trustee)



        1,250,000

Priority Capital Corp., owned by
Warren Miller



        450,000

Lite 'n Low, Inc., owned by David Miller



        450,000

Intercapital Holdings, Inc.



        1,000,000

Michael J. DeMayo





        100,000

The foregoing issuances were exempt from registration under the Securities Act by reason of the provisions of Section 4(2) of the Act, as transactions not involving a public offering. All of the shares are "restricted securities" within the meaning of Rule 144 promulgated by the Commission under the Act and may not be sold for a period of two years following their date of purchase without an available exemption from registration.

In November and December of 1995, Old JJFN, now a subsidiary of the Company, issued and sold to the following persons (all of whom are officers and directors of the Company and of Old JJFN or are affiliated with the Company) the following shares of old JJFN, now exchanged for the same number of shares of the Company's Common Stock. The purchase price for the shares sold to officers and directors was $.15 per share, paid in cash, and the purchase price for shares issued to affiliates of Damill Capital Corporation was $.50 per share, paid by conversion of indebtedness formerly owing by Old JJFN to Damill.


    Name and Affiliation        Number of Shares


Officers and Directors





Ralph Wilson



        7,500

Samuel G.Weiss



        4,165

Joan E. Kushay



        4,200

Affiliates of Damill





Lite 'n Low Inc.



        50,000

Priority Capital Corp.



        50,000

David Miller



        75,000

Rita Miller



        75,000

Scott Miller



        75,000

Helen Miller



        75,000

The foregoing issuances of shares by Old JJFN were exempt from registration under the Securities Act by reason of the provisions of Section 4(2) of the Act as transactions not involving a public offering. While the shares of the Company's Common Stock issued in respect of these JJFN shares in the merger were registered under the Securities Act in Registration Statement on Form S-4 (File No. 333-1842), because their holders may be deemed affiliates of the Company these Company shares are "restricted securities" and may be sold only in accordance with the provisions of Rule 144. On December 7, 1995 Old JJFN issued to Bright Eyes, Ltd 255,000 shares of its Common Stock and to Park Place Financial Services Inc. 25,000 shares of its Common Stock in consideration for consulting services rendered to Old JJFN in connection with the execution and delivery of its option agreement with Tarlton Financial Ltd.
 The shares of the Company's Common Stock issued in respect of these Old JJFN shares in the Old JJFN merger have been registered under the Securities Act by the aforesaid Registration Statement.

On January 29, 1996 Old JJFN issued to Tarlton 2,000,000 shares of Common Stock on exercise of Tarlton's option and in February, 1996 Old JJFN issued an additional 500,000 shares to Tarlton on exercise of its option, both issuances being at $1.50 per share. In addition, 500,000 shares were issued to Tarlton on January 25, 1996. The shares of the Company's Common Stock issued to Tarlton in the merger of Old JJFN have been registered under the Securities Act in the aforesaid Registration Statement, and Tarlton may sell these share in the public market through use of a prospectus which is part of that Registration Statement. On December 29, 1995, Old JJFN issued to Anthony Gurino, Dennis Sommeso and Angelo Gurino a total of 250,000 shares of its Common Stock in exchange for all of the issued and outstanding capital stock of IECM. This issuance was exempt from registration under the Securities Act by reason of the provisions of Section 4(2) of the Act as a transaction not involving a public offering. The shares of the Company's Common Stock issued in exchange for these Old JJFN shares in the merger of Old JJFN have been registered under the Securities Act in the aforesaid Registration Statement. On November 2, 1995 Antares Resources Corporation purchased 400,000 shares of the Company's 6% Convertible Participating Preferred Stock for a cash purchase price of $1,000,000. This issuance was exempt from registration under the Securities Act by reason of the provisions of Section 4(2) of the Act as a transaction not involving a public offering. The preferred shares are, and any Common Stock issued on conversion of such shares will be, "restricted securities" and may be sold only pursuant to the provisions of Rule 144.

Item 16.        Exhibits and Financial Statement Schedules
<capiton>
(a)     Exhibits



Exhibit No.
Incorporated by Reference
to Registration Statement
333-1842


Description

*       1.1



Underwriting Agreement

2.1

X

Merger Agreement between the Company, JJFN Inc. and Priority Financial, Inc.
dated December 29, 1995


3.1

X

Company Certificate of
Incorporation, as amended
to date.

3.2

X

Company By-laws, as amended to date

*       5.1



Opinion of Jackson & Nash, LLP.

10.1

X

Subscription Agreement
between JJFN and Tarlton Company Ltd.

10.2

X

Consulting Agreement
between JJFN and Tarlton Company Ltd. dated
December 8, 1995.

10.3

X

Loan Agreement, Promissory Note and Mortgage of the Company to Capital Bank dated January 24, 1996.


10.4

X

Form of Sale and Lease-Back Agreements between the Company and
K. Hovnanian Company
of Florida Inc.

10.6

X

Purchase Agreement, Loan Agreement and Consulting Agreements among JJFN and
Iron Eagle Contracting Corp., VJS International Holdings Inc. and Priority
Capital Corp.

10.7

X

Agreement reforming the Purchase Agreement between JJFN and Iron
Eagle Contracting Corp.

10.8

X

Form of Purchase
Agreement, Lease and
Exclusive Sale Agreement
between the Company and Engle Homes Inc.

*       10.9



Loan Agreement, Promissory Note and Mortgage of the Company to Capital Bank dated April 9, 1996


*       10.10



Loan agreement, Promissory Note and Mortgage to
Colorado State Bank
dated May ___, 1996.

*       10.11



Promissory Note
and Mortgage to
NationsBank, N.A. dated June 28, 1996

*       21.1



List of Company
subsidiaries.

*       23.1



Consent of Jackson & Nash, LLP (contained in Exhibit 5.1)

23.2



Consent of Horton &
Company, LLC

____________________________

* To be filed by Amendment


(b)     Financial Statement Schedule

Not applicable

Item 17.        Undertakings

The Company's officers, directors, employees, and agents have the right, pursuant to the Company's Certificate of Incorporation and Section 145 of the Delaware General Corporation Law, to be indemnified against liability or expense in any action or proceeding threatened, pending or completed against them under certain circumstances. This right of indemnification is described in "Management-Indemnification" in the Prospectus. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in thesuccessful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered in this Registration Statement, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Boca Raton, State of Florida, on July 3, 1996.

JJFN SERVICES, INC.


By:     /s/Susan Schlapkohl
Susan Schlapkohl, President
and Chief Executive Officer


By:     /s/John P. Kushay
John P. Kushay, Treasurer,
Chief Financial Officer and
Chief Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

/s/Susan Sclapkohl      Dated: July 3, 1996
Susan Schlapkohl, Director

/s/Samuel G. Weiss      Dated: July 3, 1996
Samuel G. Weiss, Director

/s/Joan Kushay  Dated: July 3, 1996
Joan Kushay, Director

/s/Janice Rufo  Dated: July 3, 1996
Janice Rufo, Director

/s/Ralph Wilson Dated: July 3, 1996
Ralph Wilson, Director

C:\WP\19515\S-1.PT2


II-8




II-9


Exhibit 23.2


CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Registration Statement on Form S-1 of JJFN Services, Inc., of our report dated January 19, 1996, relating to the consolidated balance sheet of JJFN Holdings, Inc. as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the period November 2, 1995 (date of incorporation) through December 31, 1995.

HORTON & COMPANY, L.L.C.


July 2, 1996


        [BACK COVER]


No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus. Any information or representation not herein contained, if given or made, must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus is not an offer to sell or solicitation of an offer to buy any securities other than those specifically offered hereby, nor is it an offer or solicitation in any jurisdiction in which such offer is unlawful or in which the person making such offer or solicitation is unqualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time subsequent to its date.

        TABLE OF CONTENTS

        Page
Prospectus Summary
Risk Factors
Use of Proceeds
Price Range of Common Stock and
  Dividend Policy
Capitalization
Selected Financial Data
Management's Discussion and Analysis of Financial
  Condition and Results of Operation
Business and Properties of the Company
Management
Principal Stockholders
Dilution
Description of Securities
Transactions with Related Parties
Shares Eligible for Future Sale
Underwriting
Legal Matters
Experts
Additional Information
Financial Statements


Until ____________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus.
This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.



        JJFN SERVICES, INC.






        700,000 Shares of Common Stock




        ____________________________

        PROSPECTUS
        ___________________________





        R.T.G. RICHARDS & CO., INC.



_________________, 1996





19



